Exhibit 8

Attachment 4 :

Supplement of Reference documents for the General Shareholders’ Meeting

The Contents of the Financial Statements, etc.

for the Most Recent Fiscal Year of Nippon Steel Corporation

Sumitomo Metal Industries, Ltd.

Nippon Steel Corporation

87th Term Report

April 1, 2011 to March 31, 2012

Nippon Steel Corporation

6-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8071

Tel.: +81-3-6867-4111

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

Accompanying Documents for the 88th Annual Meeting of Shareholders

Report of Operations

1.	Current Situations of the Nippon Steel Group

(1)	General Review
(Reference) Outline of the Integrated Company
(2)	Capital Procurement
(3)	Plant and Equipment Investments
(4)	Transfer of Businesses
(5)	Change in Production, Financial Performance, Assets and Dividends
(6)	Major Business Operations (as of March 31, 2012)
(7)	Major Plants, Research Laboratories, Domestic Sales Offices and Overseas Offices (as of March 31, 2012)
(8)	Employment Data (as of March 31, 2012)
(9)	Principal Subsidiaries and Affiliates (as of March 31, 2012)
(10)	Major Lenders (as of March 31, 2012)
(11)	Surplus Distribution Policy
2.	Overview of Shares (as of March 31, 2012)
3.	Subscription Right for New Shares (as of March 31,2012)
4.	Members of the Board of Directors and Corporate Auditors
(1)	Executive officers during this term (starting from the day after the 87th Annual Meeting of Shareholders)
(2)	Executive officers after April 1, 2012
(3)	Remuneration paid to Directors and Corporate Auditors
(4)	Policies regarding decision on the amount of remunerations for Directors and Corporate Auditors
(5)	Outside Officers
5.	Certain Matters concerning Accounting Auditor
(1)	Name
(2)	Amount of remunerations, etc. of accounting auditor
(3)	Policy regarding decision on dismissal or non-reelection of accounting auditor
6.	System to Secure Operational Fairness
7.	Basic Policy regarding the Control of the Company

—Consolidated Financial Statements

(1)Consolidated Balance Sheets

(2)Consolidated Statements of Income

(3)Consolidated Statements of Changes in Net Assets

(4)Consolidated Statements of Cash Flows

(5)Consolidated Segment Information

—Non-Consolidated Financial Statements

(1)Non-Consolidated Balance Sheets

(2)Non-Consolidated Statements of Income

(3)Non-Consolidated Statements of Changes in Net Assets

Notes to Consolidated Financial Statements

Notes to Non-Consolidated Financial Statements

Report of Accounting Auditor on Consolidated Financial Statements (copy)

Report of Accounting Auditor on Non-Consolidated Financial Statements (copy)

Report of Board of Corporate Auditors on Business Report and other issues, Consolidated Financial Statements and Non-Consolidated Financial Statements (copy)

Accompanying Documents for the 88th Annual Meeting of Shareholders

Business Report

87th Term: From April 1, 2011 to March 31, 2012

1.	Current Situation of the Nippon Steel Group

(1) General Review

(Progress and results of business operations and tasks ahead)

General Review

Global economic growth slowed overall in fiscal year 2011 due to factors including economic stagnation in Europe owing to the Greek debt crisis, temporary disruptions of the supply chain caused by the flooding in Thailand, growing inflationary pressure in the emerging economies, rising oil prices, and other factors.

The Japanese economy slumped temporarily owing to the supply chain disruptions and worsening of electric power shortages caused by the Great East Japan Earthquake along with the sharp appreciation of the Japanese yen and slowing overseas economic growth. It gradually recovered in the second half of fiscal year 2011 supported by high level automobile production and rising demand in the public-sector owing to the supplementary budget and other factors.

Domestic steel demand was sustained to some extent as increasing demand from the industrial machinery and automobile industries as well as from the construction industry, as the country rebuilds from the disaster, balanced out the impact of domestic steel consumers’ accelerating shift to overseas production in response to the persisting historical appreciation of the yen. Steel exports, particularly to East Asia, declined amid increasing supply pressure caused by production capacity expansion of steel mills in China and South Korea, impacts of the flooding in Thailand, slowing growth of Asian economies and weakening price competitiveness of exported steel due to the appreciation of the yen. In addition, imports of steel continued to rise. Total crude steel production volume in Japan amounted to 106.46 million tons for fiscal year 2011, a decline of 4.33 million tons from the previous fiscal year.

In the severe business environment as described above, the Nippon Steel Group continued to advance various measures under the fiscal year 2011 Medium-Term Management Plan. The Company put its utmost efforts into restoration and reestablishment of normal operation at the Kamaishi Steelworks and other facilities that were damaged by the Great East Japan Earthquake. On April 27, 2012, the Company executed a share exchange agreement and a merger agreement with Sumitomo Metal Industries, Ltd. Please see page 5 for further details of the business integration with Sumitomo Metal Industries, Ltd.

Business Segment Review

The Nippon Steel Group companies committed their maximum management effort to respond to the changing operating environment in their respective business segments.

•	Steelmaking and Steel Fabrication

In the extremely severe business environment, the Company took steps to thoroughly fortify its domestic business base, while combining the Company’s manufacturing, sales, technology and research capabilities to aggressively seek to develop leading technologies and to proactively propose solutions to customers. Such measures included developing new products and pursuing the mutual benefits from collaborative activities with customers. The Company also worked to capture demand in growth markets, particularly overseas markets, and steadily proceeded with the establishment of its global operating structure to enhance the ability to swiftly respond to clients’ overseas business developments. The Company continued to seek to acquire interests in high-quality raw materials and to expand its supply sources. While the Company continued to maximize cost improvement, such as the increase in the use of lower-cost raw materials and exacting serious cuts in fixed expenses, it sought to gain understanding from its customers in terms of steel price. Despite these efforts, the margin between sales prices and raw materials costs inevitably narrowed due to the stagnant market conditions in Japan and overseas. The steelmaking and steel fabrication business segment recorded net sales of 3,476.8 billion yen and an ordinary profit of 98.8 billion yen.

•	Engineering and Construction

Nippon Steel Engineering Co., Ltd. is focusing on developing operations in the areas of iron and steelmaking plants, environment, energy, offshore projects, pipelines and construction where it can fully apply its distinct capabilities. In the severe competition for orders in Japan and overseas, the company conducted meticulous risk management in projects currently underway and focused on cost improvement. The engineering and construction business segment recorded net sales of 248.9 billion yen and an ordinary profit of 12.7 billion yen.

•	Urban Development

Nippon Steel City Produce, Inc. conducts a wide range of business activities such as conducting urban redevelopment, developing condominium and rental office buildings by reconstructing aging apartment buildings, etc., in addition to the development of the Nippon Steel Group’s property holdings. The condominium market showed signs of recovery following the slump in sales after the Great East Japan Earthquake. In the rental building market, demand continues to be strong for large-scale highly functional structures in urban centers, while vacancy rates remain high for small and medium-sized buildings. The urban development business segment recorded net sales of 80.4 billion yen and an ordinary profit of 9.3 billion yen. Nippon Steel City Produce, Inc. executed a basic agreement with KOWA REAL ESTATE CO., LTD. on business integration scheduled for October 1, 2012. The purpose of the business integration is to develop as an integrated real estate company which has a better balance in business portfolio between development business and leasing business.

•	Chemicals

Nippon Steel Chemical Co., Ltd. recorded a decline in sales volumes of epoxy resin for electronic materials and display materials for flat-screen TVs under the cumulative impact of factors such as financial instability in Europe, slowing economic growth in China, soaring petroleum and naphtha prices and the strong yen. This was countered by solid sales of needle coke used for graphite electrodes for electric furnace steel and brisk markets for acid phthalic anhydride and certain other chemical products. The chemical business segment recorded net sales of 197.6 billion yen and an ordinary profit of 13.5 billion yen.

•	New Materials

Nippon Steel Materials Co., Ltd. recorded strong demand for surface-treated copper wire in its core electronic materials business segment, but sluggish demand in the second half in the semiconductor market and the impact from the flooding in Thailand negatively affected its overall result. In the environmental and energy-related materials and components business, demand in the Asia region remained strong for metal substrates for catalytic converters, but sales in the basic industrial materials and components business were sluggish for carbon fiber products for public works projects. The new materials business recorded net sales of 54.2 billion yen and an ordinary profit of 0.6 billion yen.

•	System Solutions

NS Solutions Corporation provides comprehensive solutions in planning, configuration, operation and maintenance of IT systems for a wide range of customers and develops leading-edge solutions services to enhance customer capabilities in changing business conditions. NS Solutions Corporation continued to optimize its business structure to enhance its abilities to expand orders and sales and improve profitability. In the cloud computing services business*, the company continued expanding its service menu and progressed with the construction of its next-generation, high-specification data center scheduled to launch operations in May of this year. The company also established a corporate entity in Singapore to fortify its support capabilities in the Southeast Asia region. The system solutions business recorded net sales of 161.5 billion yen and an ordinary profit of 11.2 billion yen.

*	Cloud computing is a new type of Internet-based scalable data access service allowing users access to computer-based resources via the Internet.

Sales and Income

The Company posted declines in consolidated sales and income in fiscal year 2011. Ongoing efforts to maximize cost efficiency were unable to offset the impacts from the declining export volume and the narrowing margin between sales prices and raw materials costs. The result was across-the-board declines with net sales falling 18.8 billion yen year on year to 4,090.9 billion yen; operating profit 86.2 billion yen, to 79.3 billion yen; ordinary profit 83.3 billion yen, to 143.0 billion yen; and net income 34.7 billion yen, to 58.4 billion yen.

An overview of the consolidated sales and ordinary profit of each business sector in fiscal year 2011 is as follows:

(Billions of yen)

	Steelmaking and steel fabrication	Engineering and construction	Urban development	Chemicals	New materials	System solutions	Adjustments	Consolidated total
Net sales	3,476.8	248.9	80.4	197.6	54.2	161.5	(128.7)	4,090.9
Ordinary profit	98.8	12.7	9.3	13.5	0.6	11.2	(3.4)	143.0

Non-consolidated financial result for fiscal year 2011 was across-the-board declines with net sales falling 35.9 billion yen year on year to 2,672.4 billion yen; operating profit 56.4 billion yen, to 1.1 billion yen; ordinary profit 56.5 billion yen, to 23.6 billion yen; and net income 29.8 billion yen, to 19.6 billion yen.

Assets, Liabilities, Net Assets, and Cash Flow

Total consolidated assets at the end of fiscal year 2011 were 4,924.7 billion yen, representing a decrease of 76.1 billion yen from 5,000.8 billion yen at the end of fiscal year 2010. The main factors were an 18.2 billion yen increase in inventories due to higher raw materials prices and a 111.7 billion yen decline in investment securities due primarily to declining share values in the stagnating equities markets.

Total liabilities at the end of fiscal year 2011 amounted to 2,577.3 billion yen, a decrease of 42.5 billion yen from the 2,619.9 billion yen at the end of fiscal year 2010. The decline was primarily due to a 3.3 billion yen decrease in interest-bearing debt, from 1,337.8 billion yen at the end of the previous fiscal year to 1,334.5 billion yen at the end of fiscal year 2011, along with a 15.8 billion yen decline in the provision for loss on disaster and a 13.6 billion yen decline in deferred tax liabilities.

Net assets were 2,347.3 billion yen at the end of fiscal year 2011, representing a decrease of 33.5 billion yen from 2,380.9 billion yen at the end of fiscal year 2010. The decline resulted from the payments of both 3.0 yen per share at the previous year-end for 18.9 yen billion and 1.5 yen per share interim payment of the current fiscal year for 9.4 yen billion and declines of 33.9 yen billion in unrealized gains on available-for-sale securities and 30.5 billion yen in foreign currency translation adjustments due to the strong yen. These factors more than offset the 58.4 billion yen in net income for the fiscal year. Shareholders’ equity at the end of the fiscal year under review amounted to 1,828.9 billion yen, and the ratio of interest-bearing debt to shareholders’ equity (the debt/equity ratio) was 0.73.

Cash flows from operating activities for the fiscal year under review amounted to an inflow of 237.4 billion yen. The principal factors influencing operating cash flows were inflows from income before income taxes and minority interests of 120.0 billion yen, an increase in depreciation and amortization of 280.9 billion yen, and the write-off of 66.4 billion yen in equity in net income of unconsolidated subsidiaries and affiliates. Offsetting this were outflows from an increase of 48.6 billion yen in inventories and payment of 46.2 billion yen in income taxes. Cash flows from investing activities amounted to an outflow of 226.0 yen billion, comprised mainly of 257.9 billion yen in capital investments despite gain on sales of investments in securities of 51.6 billion yen. These cash flows resulted in a free cash inflow of 11.3 billion yen in the term under review. Cash flows from financing activities amounted to payments of 31.7 billion yen, due largely to a 3.3 billion yen payoff of interest-bearing debt. As a result of the above movements in cash flows, the Company’s cash and cash equivalents at the end of the fiscal year under review amounted to 55.7 billion yen.

Dividends and Directors’ Bonuses

With regard to the dividends from surplus, the Company distributed an interim dividend of 1.5 yen per share.

As for the year-end dividends at the end of fiscal year 2011, the Company proposes a dividend payment of 1.0 yen per share (2.5 yen per share as the dividend for the full fiscal year and a consolidated ratio of cash dividends to net income of 26.9%) in accordance with the “Surplus Distribution Policy” stated on page 16.

The Company decided not to pay bonuses to its Directors and Corporate Auditors in consideration of the current business environment.

Tasks Ahead

The global economy is characterized by the ongoing risk factors of the European fiscal crisis and high oil prices alongside signs of a gradual economic recovery in the United States. In emerging countries, with receding inflationary pressure, a move to take monetary easing and other measures to spur economic activity are observed. The Japanese economic outlook remains uncertain due to the economic conditions overseas and foreign exchange conditions as well as the restricted electric power conditions in the country and other factors. Nevertheless, we expect government stimulus measures and other factors to support the ongoing gradual recovery.

We anticipate steel demand in Japan to be supported by reconstruction demand after the Great East Japan Earthquake in the construction industry and expectations of ongoing growth in demand from the industrial machinery and automobile industries. We also anticipate demand for steel materials in East Asia to continue growing along with improving steel export conditions as the yen subsides from the historic high levels.

We understand that steel market conditions have bottomed out and are starting to improve in all regions. Management will continue to closely monitor domestic and overseas economic trends as well as the supply and demand movements for steel materials. In anticipation of persisting high raw materials costs, we will continue to implement measures to maximize cost structure efficiency and seek understanding from our customers in setting steel prices.

In these conditions, we will continue to fortify our business base with a focus on cost-competitiveness, pursue advanced technologies, and develop our global growth strategies while also seeking responses to global environmental and energy issues. We are also steadily improving the business operations of the organization and promoting Companywide human resource development to enhance our ability for swift and accurate responses to issues that arise from the changing business environment. The Nippon Steel Group constantly strives to earn the trust of the market and society and will continue to comply with laws and regulations as well as thoroughly conduct risk management for safety, environmental, disaster and other risks.

•	Business Integration with Sumitomo Metal Industries, Ltd.

The Company and Sumitomo Metal Industries, Ltd. executed a Master Integration Agreement on September 22, 2011, and continued to have discussions on various occasions toward the business integration, including the Integration Preparation Committee meetings co-chaired by the Presidents of both companies. The companies then reached a final agreement to integrate their businesses on October 1 of this year using a two-step legal procedure, consisting of a share exchange followed by an absorption-type merger on the same day, and executed a share exchange agreement and a merger agreement on April 27, 2012 (please refer to page 6 for the “Outline of the Integrated Company” and other matters). With respect to the method of the business integration, when the Master Integration Agreement was executed on September 22 of last year, it was contemplated that the business integration would be conducted by an absorption-type merger without a share exchange process (“One-Step Merger”). However, by taking into account the views of advisors regarding Australian tax and legal matters, the companies agreed to change the method of the business integration to the two-step legal procedure, which is lawful and valid under Japanese laws and regulations, in order to ensure that the roll-over relief under Australian tax law applies to some of the assets to be integrated.

This change in the method aims to implement the business integration without lowering the corporate value of the Company and Sumitomo Metal Industries, Ltd., and both companies believe that this arrangement will serve the interests of all of the shareholders of the companies. The outcome of the business integration will not be different whether the two-step procedure or the originally-intended One-Step Merger is adopted. Due to the change in the method, the Company submitted additional application for merger review with the Japan Fair Trade Commission and some of the relevant competition authorities outside Japan.

Through the business integration, both companies will make a thorough effort to seek the “combination of their respective advanced management resources that each has built up and the consolidation of the superior areas of their respective businesses”. In addition, they will accelerate the implementation of business structure reform by such means as “pursuing greater efficiency in domestic production bases and expanding overseas businesses”. Through realization of these objectives at an early stage, the companies will aim to be “the Best Steelmaker with World-Leading Capabilities,” a company with higher standards in all areas including scale, cost, technology and customer service.

Through maximization of the potential of steel as a fundamental industrial material by utilizing world-leading technology and manufacturing know-how, the newly created integrated company will support the development of customers in and outside Japan, as well as contribute to further growth of the Japanese and global economies and the improvement of global society.

Presently, the Company and Sumitomo Metal Industries, Ltd. are further examining various measures for achieving the synergies resulting from the integration, the business plan of the integrated company and other matters related to the integrated company. The companies will endeavor to further expedite various preparations toward the integration and to achieve, by aggregating their resources, the management policies of the integrated company at an early stage, which are to establish a global supply network (with a global production capacity of 60 to 70 million metric tons); utilize its world-leading advanced technologies; improve cost-competitiveness through realization of synergies of around 150 billion yen per year; and reinforce non-steel business segments.

•	Fiscal Year 2012 Outlook

The Company is set to negotiate the prices for raw materials with suppliers in the second quarter of fiscal year 2012. It is also in discussions with corporate customers to adjust steel product prices. In light of the current status, including these ongoing negotiations, at the time of earnings announcement on April 27, 2012, the Company is unable to formulate reasonable earnings estimates or forecasts for the first half of fiscal year 2012. Therefore, the performance forecast for the first half of fiscal year 2012 has not been determined. However, the Company plans to present a clearer picture of its forecast for this period at the time when its earnings for the first quarter of fiscal year 2012 are announced. Meanwhile, the performance forecast for the full fiscal year 2012 is expected to be released following the business integration with Sumitomo Metal Industries, Ltd., effective from October 1, 2012.

Nippon Steel wishes to take this opportunity to ask its shareholders for their understanding of the aforementioned circumstances and for their continued support.

(Reference)

Subject to the propositions concerning the business integration to be approved at the Annual Meeting of Shareholders of each of the Company and Sumitomo Metal Industries, Ltd. (collectively, the “Companies” in this Reference), scheduled on June 26, 2012, the outline of the integrated company (the “Integrated Company” in this Reference) are set out below.

Outline of the Integrated Company

Trade name	Shinnittetsu Sumikin Kabushiki Kaisha “NIPPON STEEL & SUMITOMO METAL CORPORATION” in English

Location of head office	Chiyoda-ku, Tokyo

Representatives (expected to assume the post)	Representative Director, Chairman and CEO: Shoji Muneoka Representative Director, President and COO: Hiroshi Tomono

Date of the integration	October 1, 2012 (planned)

Share exchange ratio	The Company: 1 Sumitomo Metal Industries, Ltd.: 0.735 * 0.735 share of the Company will be allotted for each share of Sumitomo Metal Industries, Ltd.

Stock listings	Tokyo Stock Exchange, Osaka Securities Exchange, Nagoya Stock Exchange, Fukuoka Stock Exchange and Sapporo Securities Exchange

Management Policy of the Integrated Company

The Integrated Company will strongly advance the following four measures with the aim to become “the Best Steelmaker with World-Leading Capabilities” at an early stage after the business integration.

1. Globalizing the steel business

The Integrated Company will establish a global network to supply a wide range of products, including flat products, bars and wire rods, pipes and tubes and plates in response to increasing worldwide demand for steel. In particular, with respect to the growing sectors such as automotive, environment and resources/energy sectors, the Integrated Company will focus on strengthening its capability to provide proposals to customers inside and outside Japan and on expanding overseas manufacturing and processing bases by aggregating the Companies’ management resources.

The Integrated Company will aim to achieve 60 to 70 million metric tons in terms of global production capacity by further accelerating its overseas business development.

2. Utilizing advanced technologies

Through integration of the Companies’ manufacturing technology capability, product technology capability and R&D capability, the Integrated Company will further improve its world-leading technologies. In particular, through integration of the Companies’ R&D divisions, the Integrated Company will establish an R&D system that is efficient in terms of both development speed and quality. By carrying out the above, the Integrated Company will lead the world in product development with a focus on growing sectors, development of manufacturing technology including innovative production processes, and the like, with the aim of “maximizing the potential of steel as material.”

3. Improving cost competitiveness

By implementing, inter alia, the following measures, the Integrated Company will aim to realize synergies of around 150 billion yen per year approximately three years after the business integration. The Companies will endeavor to increase the above target synergies amount and to achieve the synergies at an early stage. In addition, the Integrated Company will continue to make further efforts to reduce costs, and establish cost competitiveness that will allow the Integrated Company to compete more effectively on a global basis.

Reference: targeted synergies, such as cost reduction

Main measures	Approximate amount of annual synergies

[Technology/R&D]

1. Improving development speed and quality by consolidation in technology and R&D

-   Strengthening development of high-functioning products in growing sectors and other sectors

-   Reducing costs by strengthening the development of manufacturing process technologies (including use of lower grade raw materials, and promotion of high efficiency in processes, such as blast furnace and coke oven processes)

2. Pursuing the best practices for operational and manufacturing technologies (top-runner technologies/know-how)

-   operational technologies, use of low-cost raw materials, yield rate, energy-saving, etc. in each process

40 billion yen

[Production/Sale]

1. Improving productivity by optimal allocation of tasks among production lines

2. Establishing an efficient production system and preventing redundant investments

3. Securing sufficient production of high-functioning products by mutually complementing bottleneck processes

4. Cooperation among steelworks (including raw material, coke, energy, maintenance, investment and workforce)

5. Integration and cooperation among group companies and improving efficiency on an integrated basis from upstream to downstream processes (including rolling, processing and logistics)

40 billion yen

[Procurement]

1. Reducing costs by improving efficiency in procurement and transport of raw materials

2. Reducing equipment cost, repair cost and material cost by standardizing equipment specifications and promoting efficiency in orders and contracts

3. Integration and cooperation among group companies (including raw materials, construction, repair and operations)

40 billion yen

[Improvement in Efficiency of the Head Office, Divisions, etc.]

1. Integrating and improving the efficiency of the head office and branches in and outside Japan, etc., and re-allocating human resources for overseas business development and other related activities

2. Reducing general administrative expenses

3. Reducing system development cost (including avoidance of redundant investments)

4. Adjusting redundant assets and inventory (including raw materials, finished products, semi-finished products and materials)

30 billion yen

Total	150 billion yen

4. Reinforcing non-steel business segments

Each business segment of the engineering, chemicals, new materials and system solutions will aim to expand its business in growing sectors and to reinforce its financial structure essentially by seeking greater inter-business synergies with the steel business, thus contributing to improvement in the consolidated profits of the Integrated Company.

By promoting the measures above, the Integrated Company will respond to changes in the management environment and will secure “world top-level profitability” at any time; furthermore, it will realize a “strong financial structure.” By carrying out the above, the Integrated Company will aim to increase its corporate value and to improve the evaluation by shareholders and capital markets.

Further, the medium-term management goals and major measurement policy of the Integrated Company will be announced promptly after the business integration.

Organizational Operation of the Integrated Company

1. Organizational operation of consolidated management

The Integrated Company will be a business holding company, which comprises five businesses: the steelmaking and steel fabrication business (to be conducted by the Integrated Company itself), and the engineering, chemicals, new materials and system solutions businesses.

2. Organizational operation within the steelmaking and steel fabrication business

The Integrated Company will promptly integrate the Companies’ businesses, and will aim to realize the synergies at an early stage:

(1)	The Integrated Company will have product based units: plate, flat products, bar and wire rod, construction products, pipe and tube, railway/automotive/machinery parts and titanium/specialty stainless steel. It will operate primarily through these product based units including its group companies to swiftly formulate and implement strategies for each product unit, where manufacturing, sales and technology forces are one unit.

(2)	Each steelworks will secure the supply system best suited to each area and customer, and will reinforce and improve efficiency of coordination among steelworks.

(3)	The R&D division will accelerate and improve the development and pursue efficient R&D by integrating the Companies’ human resources and advanced capabilities.

(4)	The organization of the head office will be an efficient division basis, where human resources efficiency will be pursued.

Schedule of the Business Integration

The schedule of the business integration, which is planned for October 1, 2012, is set out below. The Company sincerely seeks the understanding and support from its shareholders.

June 26, 2012 (planned)	Each of the Companies seeks its shareholders’ approval of the share exchange agreement, the merger agreement and other related matters at its Annual Meeting of Shareholders.

October 1, 2012 (planned)	Effective date of share exchange and merger (the date of integration)

The logo of the integrated company “NIPPON STEEL & SUMITOMO METAL CORPORATION” will be as shown below.

Logo of NIPPON STEEL & SUMITOMO METAL CORPORATION

The triangle in the logo represents a blast furnace and the people who create steel. It reflects the fact that steel, indispensable for civilization, brightens the world. The center point can be viewed as a peak, which represents the best steelmaker. It can be also viewed as the destination of a road, which represents the unlimited future of steel as a material. The blue color represents leading technology and reliability.

(2)	Capital Procurement

Date issued	Title	Total amount issued
May 24, 2011	66th Unsecured Corporate Bonds	10 billion yen
May 24, 2011	67th Unsecured Corporate Bonds	30 billion yen
October 20, 2011	68th Unsecured Corporate Bonds	15 billion yen

(3)	Plant and Equipment Investments

Classification	Title
Major ongoing plant and equipment investment during fiscal year 2011	Renovation of No. 2 blast furnace at the Kimitsu Works New construction of No. 5 coke oven at the Nagoya Works Renovation of No. 4 blast furnace at the Yawata Works

(4)	Transfer of Business

No matters to be reported during this period.

(5)	Change in Production, Financial Performance, Assets and Dividends

Fiscal Term Classification	84th Term		85th Term		86th Term		87th Term (fiscal year 2011)
Crude steel production (million tons)	31.24		29.92		34.92		32.44
Net sales (billions of yen) (Overseas sales shown in brackets)	4,769.8 [1,377.2	]	3,487.7 [1,104.5	]	4,109.7 [1,405.3	]	4,090.9 [1,341.7	]
Ordinary profit (billions of yen)	336.1		11.8		226.3		143.0
Net income (billions of yen)	155.0		(11.5)		93.1		58.4
Total assets (billions of yen)	4,870.6		5,002.3		5,000.8		4,924.7
Net assets (billions of yen)	2,174.8		2,335.6		2,380.9		2,347.3
Net income per share	24.60 yen		(1.83 yen	)	14.81 yen		9.29 yen
Net assets per share	265.23 yen		293.18 yen		295.84 yen		290.77 yen
Dividends per share (Interim dividends shown in brackets)	6 yen [5 yen	]	1.50 yen [—	]	3.00 yen [—	]	2.50 yen [1.50 yen	* ]
Ratio of cash dividends to net income: consolidated (%)	24.4		—		20.2		26.9	*
Ratio of cash dividends to net income: non-consolidated (%)	34.7		—		38.3		80.4	*

Notes:

(1)	The figures with asterisks (*) are values on the assumption that the proposal on appropriation of surplus for the 87th Term is approved at the 88th Annual Meeting of Shareholders.
(2)	Figures for crude steel production include, in addition to the Company’s production, production amounts of Osaka Steel Co., Ltd., Nippon Steel & Sumikin Stainless Steel Corporation, Shin-Hokkai Steel Co., Ltd., Tokai Special Steel Co., Ltd., and Oji Steel Co., Ltd., which all are subsidiaries of the Company.
(3)	The ratio of cash dividends to net income for the 85th Term is not available (denoted “-”) as the year posted a net loss.

(6)	Major Business Operations (as of March 31, 2012)

Business Segment	Main Products
Steelmaking and Steel Fabrication	Steel Materials	Bars and shapes	Rails, sheet piles, H-beams, other shapes; Bars, bars-in-coils, wire rods, special wire rods
Flat-rolled products

Heavy plates, medium plates, hot-rolled sheets, cold-rolled sheets;

Tinplates, tin-free steel, hot-dipped galvanized sheets, other metallic coated sheets, pre-coated sheets;

Cold-rolled electrical sheets

		Pipe and tubes	seamless, butt-welded, electric resistance-welded, electric-arc welded, cold-drawn, and coated pipes and tubes
		Specialty steel	Stainless steel, machine structural carbon steel, structural alloy steel, spring steel, bearing steel, heat-resistant steel, free-cutting steel, piano wire rods, high tensile strength steel
Secondary steel products

Steel segments, NS-BOX, metro deck, PANZERMAST, vibration-damping sheets and plates, structural steel sheet members, columns, welding materials, drums, bolts/nuts/washers, wire products, OCTG accessories, building and civil engineering materials

	Pig iron, steel ingots and others		Steelmaking pig iron, foundry pig iron, steel ingots; Iron and steel slag products, cement, foundry coke
Businesses incidental to Steelmaking and Steel Fabrication

Design/maintenance/installation of machines/electrical equipment/measurement apparatuses;

Marine transport, port/harbor transport, land transport, loading/unloading, warehousing, packaging;

Material testing/analysis, measurement of working environments, surveys on technical information, operation and management of various facilities, security services, services related to payment of raw materials, iron-and steelmaking plant construction engineering, operating assistance, steelmaking know-how provision, rolls

	Others		Rolled titanium products, aluminum products, power supply, services and others

Engineering and Construction

Iron and steelmaking plants, industrial machinery and equipment, industrial furnaces;

Resources recycling and environment restoration solutions, environmental plants, waterworks;

Energy facilities and plants, chemical plants, storage tanks, on-land and offshore pipelines laying works;

Various energy-related solutions;

Offshore structure fabrication/construction, civil engineering work, bridge fabrication/erection, pipe piling work;

Building construction, steel-structure construction, trusses, standardized buildings products, base-isolation and vibration-control devices

Urban Development	Urban development, condominiums/other real estate

Chemicals

Pitch coke, pitch, naphthalene, phthalic anhydride, carbon black, styrene monomer, bisphenol A, styrene resin, epoxy resin, chemical products;

Adhesive-free copper-clad laminated sheet for flexible printed circuit boards, liquid crystal display materials, organic EL materials, high heat resistant transparency materials

New Materials	Rolled metallic foils, semiconductor bonding wire and microballs, carbon-fiber composite products, polysilicon for solar cells, metal catalyst carriers for cleaning automotive emissions

System Solutions	Computer systems engineering and consulting services

(7)	Major Plants, Research Laboratories, Domestic Sales Offices and Overseas Offices (as of March 31, 2012)

Plants	Company	Yawata Works Hirohata Works Kimitsu Works	Muroran Works Nagoya Works Oita Works	Kamaishi Works Sakai Works Tokyo Works
Hikari Pipe & Tube Mill (Oita Works)
Subsidiaries

Nippon Steel & Sumikin Coated Sheet Corporation:

  Funabashi Works, Nishinihon Works (Amagasaki)

Osaka Steel Co., Ltd.:

  Sakai Plant

Nippon Steel & Sumikin Stainless Steel Corporation:

  Kashima Works, Hikari Works, Yawata Works

Hokkai Iron & Coke Corporation (Muroran)

Nippon Steel Chemical Co., Ltd.:

Hirohata Works, Kyushu Works, NSCC Functional Material Manufacturing Co., Ltd. (Kisarazu), NS Styrene Monomer Co., Ltd.: Oita Works

Nippon Steel Materials Co., Ltd.:

  Nippon Micrometal Corporation: Head Office, Iruma Plant

The Siam United Steel (1995) Co., Ltd.:

  Rayong Plant (Thailand)

Research Laboratories	Company

Steel Research Laboratories, Advanced Technology Research Laboratories, Process Technology Center (Located within Research and Engineering Center, Futtsu)

R&D laboratories located within Steelworks (Yawata, Muroran, Hirohata, Nagoya, Kimitsu, Oita)

Domestic Sales Offices	Company	Sales Offices in Sapporo, Sendai, Niigata, Nagoya, Osaka, Hiroshima, Fukuoka
	Subsidiaries	Sales Offices in Muroran, Kamaishi, Chuo-ku, Tokyo, Yokohama, Kisarazu, Kimitsu, Futtsu, Tokai, Osaka, Sakai, Himeji, Hikari, Fukuoka, Kitakyushu, Oita

Overseas Offices	Company	Overseas Offices in Beijing, Shanghai, Guangzhou, Düsseldorf
Subsidiaries

Overseas Offices in Seoul, Beijing, Dalian, Shanghai, Hangzhou, Guangzhou, Shenzhen, Hong Kong, Taipei, Batangas (Philippines), Singapore, Bangkok, Penang (Malaysia), Kuala Lumpur, Jakarta, Bekasi (Indonesia), New Delhi, New York, Chicago, San Mateo (USA), Mexico City, São Paulo, Belo Horizonte (Brazil), Sidney, Perth (Australia)

(8)	Employment Data (as of March 31, 2012)

Nippon Steel Group

Business Segment	Number of employees
Steelmaking and Steel Fabrication	47,838 [9,079	]
Engineering and Construction	3,848 [766	]
Urban Development	557 [658	]
Chemicals	1,633 [162	]
New Materials	438 [294	]
System Solutions	5,014 [70	]
Group employees (assigned to general operations of the Group)	1,180 [159	]
Total	60,508 [11,188	]

(Notes)

(1)	Temporary workers are not included. Numbers of temporary workers (average number of temporary workers employed during fiscal year 2011) are shown in brackets.
(2)	Total number of employees increased by 1,325 compared to the end of fiscal year 2010 (59,183 employees).
(3)	Total number of employees is 59,704 when those who are retiring as of March 31, 2012 are excluded.

Nippon Steel Corporation

Number of employees	Average age	Average number of years employed
16,158 [2,665] employees	39.8 years old	19.5 years

(Notes)

(1)	Temporary workers are not included. Number of temporary workers (average number of temporary workers employed during fiscal year 2011) is shown in brackets.
(2)	Total number of employees increased by 8 compared to the end of fiscal year 2010 (16,150 employees).
(3)	Employees on loan to the Company from other companies (347 employees) are not included.
(4)	The Company’s employees on loan to other companies (1,168 employees) are not included.

(9)	Principal Subsidiaries and Affiliates (as of March 31, 2012)

Steelmaking and Steel Fabrication

Company (Location of head office)	Paid-in capital		Voting rights	Business content
	Million yen		%
[Subsidiaries]
Nippon Steel & Sumikin Coated Sheet Corporation (Chuo-ku, Tokyo)		11,019	76.7	Makes and markets galvanized sheets, prepainted galvanized sheets, coated sheets, and construction materials
Osaka Steel Co., Ltd. (Osaka)		8,769	*60.8	Makes and markets billets, shapes, deformed bars, and fabricated products
Nippon Steel & Sumikin Metal Products Co., Ltd. (Koto-ku, Tokyo)		5,912	85.0	Makes and markets structural materials for buildings and civil engineering work, prepainted galvanized sheets and steelmaking fluxes, and CC powders
Taihei Kogyo Co., Ltd. (Chiyoda-ku, Tokyo)		5,468	*42.1	Undertakes civil engineering and building construction work; makes and mounts machinery equipment; makes steel
Nittetsu Steel Pipe Co., Ltd. (Shinagawa-ku, Tokyo)		5,116	100.0	Makes, coats and markets steel pipes and tubes
Nippon Steel & Sumikin Stainless Steel Corporation (Chiyoda-ku, Tokyo)		5,000	80.0	Makes and markets stainless steel
Nippon Steel Logistics Co., Ltd. (Chuo-ku, Tokyo)		4,000	100.0	Undertakes ocean and land transportation and warehousing
Suzuki Metal Industry Co., Ltd. (Chiyoda-ku, Tokyo)		3,634	65.5	Makes and markets wire products
Geostr Corporation (Bunkyo-ku, Tokyo)		3,352	*41.5	Makes and markets concrete products for civil engineering and building construction work
Nippon Steel and Sumikin Welding Co., Ltd. (Koto-ku, Tokyo)		2,100	80.0	Makes and markets welding materials and apparatuses
Nippon Steel Drum Co., Ltd. (Koto-ku, Tokyo)		1,654	100.0	Makes and markets drums
Nippon Steel Blast Furnace Slag Cement Co., Ltd. (Kitakyushu)		1,500	100.0	Makes and markets cement and steelmaking slag
Nittetsu Cement Co., Ltd. (Muroran)		1,500	85.0	Makes and markets cement
Nittetsu Elex Co., Ltd. (Chuo-ku, Tokyo)		1,032	100.0	Designs and installs electrical instrumentation apparatuses
Nittetsu Finance Co., Ltd. (Chiyoda-ku, Tokyo)		1,000	100.0	Engages in financing and lending operations
Nittetsu Tokai Steel Wire Co., Ltd. (Seki)		897	51.0	Makes and markets secondary products using bars and wire rods
NS Preferred Capital Limited (British Cayman Islands)		300,000	100.0	Issues of preferred securities
The Siam United Steel (1995) Co., Ltd. (Rayong, Thailand)	THB	9,000 million	52.2	Makes and markets cold-rolled sheets
PT. PELAT TIMAH NUSANTARA TBK. (Jakarta, Indonesia)	IDR	252.3 billion	35.0	Makes and markets tinplate
Siam Nippon Steel Pipe Co., Ltd. (Rayong State, Thailand)	THB	783 million	60.5	Makes and markets electric resistance-welded pipe and tubes for mechanical configurations
Nippon Steel U.S.A., Inc. (New York, U.S.A.)	US$	22 million	100.0	Invests in U.S. companies and gathers information
Nippon Steel Australia Pty. Limited (Sydney, Australia)	A$	21 million	100.0	Participates in mine development in Australia and gathers information

Company (Location of head office)	Paid-in capital		Voting rights	Business content
	Million yen		%
[Affiliates]
Godo Steel, Ltd. (Osaka)		34,896	*15.0	Makes and markets shapes, rails, bars and wires
Topy Industries Ltd. (Shinagawa-ku, Tokyo)		20,983	*20.1	Makes and markets shapes, deformed bars, industrial machine parts
Sanyo Special Steel Co., Ltd. (Himeji)		20,182	*14.6	Makes and markets special steel products
Nippon Denko Co., Ltd. (Chuo-ku, Tokyo)		11,026	*15.0	Makes and markets ferroalloys, advanced materials, industrial chemical products, environmental recycling systems, etc.
Nichia Steel Works, Ltd. (Amagasaki)		10,720	22.6	Makes and markets bolts, wire products and prepainted galvanized sheets
NS United Kaiun Kaisha, Ltd. (Chiyoda-ku, Tokyo)		10,300	34.0	Undertakes ocean transportation
Nippon Steel Trading Co., Ltd. (Chiyoda-ku, Tokyo)		8,750	*34.2	Buys and sells iron and steel, nonferrous metals, machinery and raw materials
Nippon Coke & Engineering Company Limited (Koto-ku, Tokyo)		7,000	21.7	Markets coal; makes and markets coke
Japan Casting & Forging Corporation (Kitakyushu)		6,000	42.0	Makes and markets casting, forgings, ingots and billets
Krosaki Harima Corporation (Kitakyushu)		5,537	*42.9	Makes, markets and constructs refractories
Daiwa Can Company (Chuo-ku, Tokyo)		2,400	33.3	Makes and markets metal, plastic and paper containers
Sanko Metal Industrial Co., Ltd. (Minato-ku, Tokyo)		1,980	*16.0	Makes, processes, installs and sells metal roofs and building materials
Sanyu Co., Ltd. (Hirakata)		1,513	*34.8	Makes and markets cold-finished bars and cold-heading wire
Usinas Siderúrgicas de Minas Gerais S.A.-USIMINAS (Estado do Minas Gerais, Brazil)	R	12,150 million	*29.2	Makes and markets steel products
Baosteel-NSC Automotive Steel Sheets Co., Ltd. (Shanghai, China)	RMB	3,000 million	50.0	Makes and markets automotive steel sheets
UNIGAL Ltda. (Estado do Minas Gerais, Brazil)	R	584 million	*30.0	Makes galvanized sheets
Companhia Nipo-Brasileira De Pelotizacao (Estado do Espírito Santo, Brazil)	R	432 million	*25.4	Makes and markets pellets
Guangzhou Pacific Tinplate Co., Ltd. (Guangzhou, China)	US$	36 million	25.0	Makes and markets tinplate

Engineering and Construction

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel Engineering Co., Ltd. (Shinagawa-ku, Tokyo)	15,000	100.0	Makes and markets industrial machinery and equipment and steel structures; undertakes civil engineering and building constructions work; waste and regeneration treatment business; electricity, gas, and heat supply business

Urban Development

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel City Produce, Inc. (Chuo-ku, Tokyo)	6,020	100.0	Buys, sells and rents real estates

Chemicals

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel Chemical Co., Ltd. (Chiyoda-ku, Tokyo)	5,000	100.0	Makes and markets coal chemicals, petrochemicals and electronic materials

New Materials

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
Nippon Steel Materials Co., Ltd. (Chiyoda-ku, Tokyo)	3,000	100.0	Makes and markets semiconductor components and materials, electronic components and materials, and metal-processed products.

System Solutions

Company (Location of head office)	Paid-in capital	Voting rights	Business content
	Million yen	%
[Subsidiaries]
NS Solutions Corporation (Chuo-ku, Tokyo)	12,952	67.0	Provides engineering and consulting services pertaining to computer systems

(Notes)

(1)	Figures with asterisks (*) include shares held by subsidiaries
(2)

The percentage of the Company’s ownership of PT. PELAT TIMAH NUSANTARA TBK. (the Company is under a consortium agreement with Mitsui & Co., Ltd., Metal One Corporation and Nippon Steel Trading Co., Ltd., all of which are shareholders of PT. PELAT TIMAH NUSANTARA TBK, and these four companies collectively hold a 55% stake in the company; the Company’s stake in PT. PELAT

TIMAH NUSANTARA TBK. is 35%, which means it holds the majority of the consortium’s stake.), Geostr Corporation and Taihei Kogyo Co., Ltd. are less than 50%. However, in light of the standards provided in the Regulations Concerning Financial Statements, the Company regards them as its subsidiaries.
(3)	The percentage of the Company’s ownership of Godo Steel, Ltd., Sanyo Special Steel Co., Ltd., Nippon Denko Co., Ltd. and Sanko Metal Industrial Co., Ltd. are below 20%. However, in light of the standards provided in the Regulations Concerning Financial Statements, the Company regards them as its affiliates.

(10)	Major Lenders (as of March 31, 2012)

Lender	Funds borrowed (Billions of yen)
Mizuho Corporate Bank, Ltd.	127.2
Meiji Yasuda Life Insurance Company	102.4
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	95.7
Nippon Life Insurance Company	92.7
Sumitomo Mitsui Banking Corporation	85.3

(11)	Surplus Distribution Policy

1) Dividends

Nippon Steel’s basic profit distribution policy is to pay dividends from distributable funds at the end of the first half (interim) and second half (year-end) of the fiscal year in consideration of the consolidated operating results and such factors as capital requirements for investment and other activities aimed at raising corporate value and performance prospects while also considering the financial structure of the Company on a consolidated and non-consolidated bases.

The Company has set a consolidated payout ratio target of approximately 20% for use as an indicator for the distribution of profits based on due consideration of consolidated operating results.

The level of the first half (interim) dividend is set based on consideration of the interim performance figures and the forecast for the full fiscal year performance.

As in the past, the year-end dividend payment will be made according to the resolution of the Annual Meeting of Shareholders, and any other form of distribution and appropriation of surplus (including the interim dividend) will be made according to the resolution of the Board of Directors’ meeting as provided in Article 36 of the Articles of Incorporation and with the aim of securing flexibility in financial operations.

2) Acquisition of treasury stocks

The Company will acquire treasury stocks according to the resolution of the Board of Directors’ meeting, as provided by Article 36 of the Articles of Incorporation and with the aim of securing flexibility in financial operations. At the Board of Directors’ meeting, the acquisition of treasury stocks will be comprehensively determined after examining the needs of flexible financial operations management and after studying the effect of such an acquisition on the Company’s financial structure.

2.	Overview of Shares (as of March 31, 2012)

Total number of shares authorized to be issued	9,917,077,000 shares
Total number of shares issued	6,806,980,977 shares (including 504,084,411 treasury shares)
Number of shareholders	407,504

Top 10 shareholders

Name of shareholder	Shares held (Million shares)	Percentage of ownership (%)
Japan Trustee Services Bank, Ltd.	706	11.2
Sumitomo Metal Industries, Ltd.	287	4.6
CBHK-Korea Securities Depository	238	3.8
Nippon Life Insurance Company	226	3.6
The Master Trust Bank of Japan, Ltd.	219	3.5
Mizuho Corporate Bank, Ltd.	182	2.9
Trust & Custody Services Bank, Ltd.	152	2.4
Meiji Yasuda Life Insurance Company	139	2.2
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	134	2.1
SSBT OD05 OMNIBUS ACCOUNT-TREATY CLIENTS	117	1.9

(Notes)

(1)	The percentage of ownership is calculated based on the total number of shares issued excluding treasury shares.
(2)	Shares in Japan Trustee Services Bank, Ltd., The Master Trust Bank of Japan, Ltd. and Trust & Custody Services Bank, Ltd. are all related to the trust services.
(3)	Mizuho Corporate Bank, Ltd. holds a further 22 million shares of the Company (0.4% ownership) other than those above, as a retirement benefit trust.

3.	Subscription Right for New Shares (as of March 31, 2012)

With respect to euro-yen denominated convertible bond with new share subscription rights, which was issued on November 9, 2006, allocated to NS Preferred Capital Limited, a wholly owned subsidiary of the Company, the new share subscription rights expired on January 14, 2012, as the exercise period was over on January 13.

As of March 31, 2012, there were no outstanding new share subscription rights.

4.	Members of the Board of Directors and Corporate Auditors
(1)	Executive officers during this term (starting from the day after the 87th Annual Meeting of Shareholders)

Title and name	Responsibilities/positions and material concurrent positions

Representative Director and Chairman
Akio Mimura

Material concurrent positions

Director (Outside Director), Nisshin Seifun Group Inc.

Director (Outside Director), Development Bank of Japan Inc.

Director (Outside Director), Innovation Network Corporation of Japan

Director (Outside Director), Tokio Marine Holdings, Inc.

Representative Director and President
Shoji Muneoka	Material concurrent positions Vice Chairmen, Nippon Keidanren (Japan Business Federation) Vice Chairmen, The Japan Iron and Steel Federation.

Representative Directors and Executive Vice Presidents
Kohzoh Uchida

Sales Administration & Planning; Global Marketing; Project Development; Each Steel Products Division; Machinery & Materials Procurement; Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; India Continuous Annealing and Processing Line Project; Domestic Sales Offices; Cooperating with Executive Vice President S. Taniguchi on Overseas Offices

Material concurrent positions

Vice-Chairman, Baosteel-NSC Automotive Steel Sheets Co., Ltd.

Shinichi Taniguchi

General Manager, Wuhan Tin Mill Project; Corporate Planning; Accounting & Finance; Overseas Business Development; Raw Materials; Overseas Offices; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Material concurrent positions

Chairman, The Japan Ferrous Raw Materials Association

Kosei Shindo

General Administration; Business Process Innovation; Human Resources; Environmental Management; Cooperating with Executive Vice President M. Iwaki on Safety Enhancement

Material concurrent positions

Chairman, Nippon Steel Arts Foundation

Masakazu Iwaki

General Manager, Usiminas Project; Intellectual Property; Safety Enhancement; Technical Administration & Planning; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Slag & Cement; Cooperating with Executive Vice President K. Shindo on Environmental Management

Material concurrent positions

President, The Japan Research and Development Center for Metals

Norio Katsuyama	Director, Technical Development Bureau Material concurrent positions President, The Iron and Steel Institute of Japan

Title and name	Responsibilities/positions and material concurrent positions
Managing Directors
Junji Uchida

General Manager, Shanghai-Baoshan Cold-Rolled & Coated Sheet Products Project; Overseas Business Development; Overseas Offices; Rendering Assistance to Executive Vice President M. Iwaki on Usiminas Project

Material concurrent positions

Director, Baosteel-NSC Automotive Steel Sheets Co., Ltd.

Shinya Higuchi

Director, Flat Products Division; Director, Pipe & Tube Division; General Manager, India Continuous Annealing and Processing Line Project; Sales Administration & Planning; Global Marketing

Material concurrent positions

Director, The Siam United Steel (1995) Company Limited

Director, Nippon Steel & Sumikin Metal Products Co., Ltd.

Director, Nippon Steel & Sumikin Coated Sheet Corporation

Katsuhiko Ota

Corporate Planning; Accounting & Finance; Cooperating with Managing Director J. Uchida on Overseas Business; Cooperating with General Manager, General Administration Division on Public Relations

Material concurrent positions

Corporate Auditor (Outside Corporate Auditor), Nippon Steel Trading Co., Ltd.

Corporate Auditor, Nippon Steel Materials Co., Ltd.

Corporate Auditor, Nippon Steel Engineering Co., Ltd.

Corporate Auditor, Nippon Steel Chemical Co., Ltd.

Corporate Auditor, Nippon Steel City Produce, Inc.

Director, Japan Casting & Forging Corporation

Takayoshi Meiga	Director, Plant Engineering and Facility Management Center; Intellectual Property; Technical Administration & Planning; Iron Making Technology; Steelmaking Technology; Slag & Cement; Rendering Assistance to Executive Vice President K. Uchida on Each Steel Products Divisions

Senior Corporate Auditor
Junji Ota	Material concurrent positions Chairperson, Japan Corporate Auditor Association

Corporate Auditors
Toshihide Tanabe
Katsunari Yoshida

Title and name	Responsibilities/positions and material concurrent positions
Corporate Auditors (Outside Auditors)
Shigemitsu Miki

Senior Advisor, The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Material concurrent positions

Corporate Auditor (Outside Corporate Auditor), Mitsubishi Motors Corporation

Director (Outside Director), Mitsubishi Electric Corporation

Director (Outside Director), Mitsubishi Logistics Corporation

Director (Outside Director), Kirin Holdings Company, Limited

Shigeo Kifuji

Attorney, Ushijima & Partners, Attorneys-at-Law

Material concurrent positions

Corporate Auditor (Outside Corporate Auditor), ISHII IRON WORKS CO., LTD.

Corporate Auditor (Outside Corporate Auditor), Mori Building Co., Ltd.

Corporate Auditor (Outside Corporate Auditor), Central Japan Railway Company

Takao Kusakari	Board Counselor, Nippon Yusen Kabushiki Kaisha Material concurrent positions Director (Outside Director), Nomura Holdings, Inc. Director (Outside Director), Nomura Securities Co., Ltd.

Yuichiro Anzai

Professor Emeritus and Executive Advisor for Academic Affairs of Keio University

Material concurrent positions

Director (Outside Director), DAIICHI SANKYO COMPANY, LIMITED

Director (Outside Director), SONY CORPORATION

(Notes)

(1)	Representative Director and Executive Vice President Masakazu Iwaki served as Director of Baosteel-NSC Automotive Steel Sheets Co., Ltd. until December 11, 2011.
(2)	Representative Director and Executive Vice President Norio Katsuyama served as Outside Director of Daido Steel Co., Ltd. until June 29, 2011.
(3)	Managing Director Junji Uchida served as Director of Nippon Steel & Sumikin Coated Sheet Corporation and Director of Nippon Steel & Sumikin Metal Products Co., Ltd. until April 26, 2011.
(4)	Outside Corporate Auditor Shigemitsu Miki served as Outside Corporate Auditor of Tokio Marine Holdings, Inc. until June 27, 2011.
(5)	Outside Corporate Auditor Yuichiro Anzai served as Professor of Science and Technology, Keio University until September 30, 2011.
(6)	Outside Corporate Auditor Shigemitsu Miki also holds a post at MITSUBISHI MOTORS CORPORATION and Mitsubishi Electric Corporation, with which the Company has business relations concerning steel products trading, etc.
(7)	The Company filed the following four Outside Corporate Auditors as its Independent Directors with each stock exchange in Japan - Shigemitsu Miki, Shigeo Kifuji, Takao Kusakari and Yuichiro Anzai; all four were accepted.

(2)	Executive officers after April 1, 2012

Title and name	Responsibilities/positions
Representative Director and Chairman
Akio Mimura

Representative Director and President
Shoji Muneoka

Representative Directors and Executive Vice Presidents
Kohzoh Uchida	Sales Administration & Planning; Global Marketing; Project Development; Each Steel Products Division; Machinery & Materials Procurement; Shanghai-Baoshan Cold-rolled & Coated Sheet Products Project; India Continuous Annealing and Processing Line Project; Domestic Sales Offices; Cooperating with Executive Vice President S. Taniguchi on Overseas Offices

Shinichi Taniguchi	General Manager, Wuhan Tin Mill Project; Corporate Planning; Accounting & Finance; Overseas Business Development; Raw Materials; Overseas Offices; Cooperating with Executive Vice President M. Iwaki on Usiminas Project

Kosei Shindo	General Administration; Business Process Innovation; Human Resources; Environmental Management; Cooperating with Executive Vice President M. Iwaki on Safety Enhancement

Masakazu Iwaki	General Manager, Usiminas Project; Intellectual Property; Safety Enhancement; Technical Administration & Planning; Plant Engineering and Facility Management; Ironmaking Technology; Steelmaking Technology; Slag & Cement; Cooperating with Executive Vice President K. Shindo on Environmental Management

Norio Katsuyama	Director, Technical Development Bureau

Managing Directors
Shinya Higuchi	Director, Flat Products Division; Director, Pipe & Tube Division; General Manager, India Continuous Annealing and Processing Line Project; Sales Administration & Planning; Global Marketing

Katsuhiko Ota	General Manager, Shanghai-Baoshan Cold-Rolled & Coated Sheet Products Projects; Corporate Planning; Accounting & Finance; Overseas Business Development; Overseas Offices; Rendering Assistance to Executive Vice President M. Iwaki on Usiminas Project; Cooperating with General Manager, General Administration Division on Public Relations,

Takayoshi Meiga	Intellectual Property; Technical Administration & Planning; Plant Engineering and Facility Management; Iron Making Technology; Steelmaking Technology; Slag & Cement; Rendering Assistance to Executive Vice President K. Uchida on Each Steel Products Divisions

Director
Junji Uchida	Assistant to the President

Senior Corporate Auditor
Junji Ohta

Title and name	Responsibilities/positions
Corporate Auditors
Toshihide Tanabe Katsunari Yoshida

Corporate Auditors (Outside Auditors)
Shigemitsu Miki Shigeo Kifuji Takao Kusakari Yuichiro Anzai

Executive Advisor, The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Attorney, Ushijima & Partners, Attorneys-at-Law

Board Counselor, Nippon Yusen Kabushiki Kaisha

Professor Emeritus and Executive Advisor for Academic Affairs of Keio University

(3)	Remuneration paid to Directors and Corporate Auditors

(Unit: yen)

Position	Number of recipients	Classification	Amount
Directors	14	Remuneration	828,022,500
Corporate Auditors	8	Remuneration	176,610,000
Outside Auditors	5	Remuneration	41,240,000
Total	22	Remuneration	1,004,632,500

(Note)	The above number of recipients includes three Directors and one Corporate Auditor who retired at the conclusion of the 87th Annual Meeting of Shareholders held on June 24, 2011.

(4)	Policies regarding decision on the amount of remunerations for Directors and Corporate Auditors

1) Description of policies

(i) Monthly remuneration

The Company sets the amount of base remunerations for individual ranks that are deemed to measure up to their required skills and responsibilities. These base remunerations vary within a certain range based on the Company’s consolidated and non-consolidated performances. The Company allocates monthly remunerations to Directors and Corporate Auditors (i.e. decision of actual amount of remuneration) within the limits set by the Meeting of Shareholders.

(ii) Bonuses

On condition that the Company expects to pay an adequate amount of dividends for a given fiscal year and both its consolidated and non-consolidated earnings for the year have satisfied certain levels, the Company will submit an item concerning the payment of an amount (obtained by multiplying the dividends by a fixed rate) as bonuses for Directors and Corporate Auditors at the Meeting of Shareholders.

Allocation rates of bonus for individual Director and Corporate Auditors are in line with that of monthly remunerations.

2) Methods for decision on policies

Policies for monthly remunerations and bonus allocations to individual Directors and the submission of a resolution concerning bonus payments to Directors and Corporate Auditors are determined by resolution at the Board of Directors’ meeting. Policies for monthly remunerations and bonus allocation to individual Corporate Auditors are decided by consultation with Corporate Auditors.

For reference, the Company abolished the retirement lump-sum plan for Directors and Corporate Auditors in June 2006.

(5)	Outside Officers

Material concurrent positions held by outside officers

Such positions are shown on page 20.

Activities of the outside officers

Position	Name	Main activities

Corporate Auditor	Shigemitsu Miki	Mr. Miki attended 10 Board Meetings (out of 14 meetings held during the term) and 14 Corporate Auditors’ meetings (out of 16 meetings held during the term). He has conducted hearings on business conditions of each divisions, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as a business manager.

Corporate Auditor	Shigeo Kifuji	Mr. Kifuji attended 14 Board Meetings (out of 14 meetings held during the term) and 16 Corporate Auditors’ meetings (out of 16 meetings held during the term). He has conducted hearings on business conditions of each divisions, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as an attorney.

Corporate Auditor	Takao Kusakari	Mr. Kusakari attended 13 Board Meetings (out of 14 meetings held during the term) and 15 Corporate Auditors’ meetings (out of 16 meetings held during the term). He has conducted hearings on business conditions of each divisions, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience as a business manager.

Corporate Auditor	Yuichiro Anzai	Mr. Anzai attended 11 Board Meetings (out of 11 meetings held after his appointment) and 11 Corporate Auditors’ meetings (out of 11 meetings held after his appointment). He has conducted hearings on business conditions of each divisions, as well as visits to our major steelworks, and presented an extensive view based on his knowledge and experience cultivated as a university professor.

Liability limitation agreement

Concerning the liability prescribed in Article 423, Paragraph 1 of the Companies Act, the Company and each of the Outside Corporate Auditors have concluded a liability limitation agreement which prescribes that, provided that the Outside Corporate Auditor acts in good faith and without gross negligence, the maximum extent of the liability shall be the greater of either 20 million yen or the Minimum Liability Amount set forth in Article 425, Paragraph 1 of the Companies Act.

Total amount of remuneration, etc.

Total amount of remuneration, etc. paid to outside officers is as shown on page 22.

5.	Certain Matters concerning Accounting Auditor

(1) Name

KPMG AZSA LLC

(Note)    Nippon Steel U.S.A., Inc. and other foreign subsidiaries of the Company are audited by audit firms other than the above-mentioned audit firm.

(2) Amount of remunerations, etc. of accounting auditor

i) Amount of remunerations paid to accounting auditor	101,000,000 yen
ii) The amount of remunerations payable by the Company and its subsidiaries to accounting auditor for its audit certification services	634,725,000 yen
iii) Total amount of cash and other financial benefit payable by the Company and its subsidiaries to accounting auditor	705,481,000 yen

(Note)    With respect to i) above, the remunerations for audit services under the Companies Act and the remunerations for audit

  services under the Financial Instruments and Exchange Act are not clearly distinguished and it is not practically possible to   distinguish them, therefore, their total amount is shown above.

(3)	Policy regarding decision on dismissal or non-reelection of accounting auditor

The Company will dismiss the accounting auditor by unanimous consents of the Corporate Auditors upon occurrence of events justifying such dismissal, pursuant to laws and regulations. In addition, the Company will submit proposal to dismiss or not to reelect the accounting auditor to the Annual Meeting of Shareholders if any event materially interferes with continuation of the audit services occurs.

6. System to Secure Operational Fairness

The resolutions made by the Board of Directors to ensure appropriateness of its business are as follows.

Basic policy on internal control system

The Company is aiming at continuous enhancement of corporate value and wining trust of the society based on the Nippon Steel Group’s Guiding Principles. In addition, the Company shall establish and appropriately manage internal control system as follows to comply with relevant laws and regulations and ensure credibility of financial reporting and effectiveness and efficiency of business, and shall continue to improve such system in view of further enhancement of corporate governance.

(1)	System to ensure that execution of businesses by Directors complies with laws and regulations and the Articles of Incorporations.

The Board of Directors will make decisions or receive report on important matters of management in accordance with the Rules of Board of Directors and other relevant regulations.

The Directors will execute businesses and supervise business execution of employees in their own area of responsibilities in accordance with decisions made by the Board of Directors and report its status to the Board of Directors.

(2)	System for the preservation and management of information in relation with business execution by Directors

Information in relation with business execution by Directors including minutes of meetings of the Board of Directors will be assigned to their respective control manager, classified their confidentiality and appropriately preserved in accordance with the regulation regarding management of information.

The Company will strive to make timely and accurate disclosure of important information of the Company including its management plan and financial information in addition to such disclosure as required by laws and regulations.

(3)	Rules and other systems with respect to loss-related risk management

General Manager of each division will comprehend and assess risks associated with business execution in his/her own division and take actions in accordance with regulations, etc.

With respect to functional risks such as safety and health, environment and disaster, information management, intellectual properties, quality control, credibility of financial reporting, the division in charge of management of such risks shall establish regulations, etc. from entire corporate perspective and inform them to each division, and comprehend and assess status of risk management at each division through monitoring, etc. and provide supervision and advice to the division. In addition, it will report important matters to the Corporate Policy Committee and Board of Directors.

Upon occurrence of unexpected event which may cause critical impact on the management of the Company, the Crisis Management Team shall be convened immediately to take necessary actions to minimize its damage and impact, etc.

(4)	System to ensure efficiency in business execution by Directors

The Board of Directors will make decision on execution of management plan and business strategies as well as important individual execution items such as investment in plants and equipments, other investment and financing, etc, after deliberation by Companywide Committees for each area such as ordinary budget, plant and equipment investment budget, investment and financing, technology development, etc. and the Corporate Policy Committee.

Business execution based on decisions by Board of Directors shall be carried out by Representative Directors, Directors and General Managers of respective division. Regulations on organization and business will clarify authorities and responsibilities of General Managers of each division and set forth necessary business procedures.

(5)	System to ensure that execution of businesses by employees complies with laws and regulations and the Articles of Incorporation

Each division will autonomously manage the internal control system of the Company under responsibility of General Managers of each division. General Administration Division will plan and advance establishment and management of company-wide internal control system.

General Managers of each division will ensure thorough compliance with laws and regulations and internal rules by his/her division and the group companies under his/her responsibility and strive to prevent violation of laws and regulation in executing businesses, and report to General Administration Division in case he/she becomes aware of any act or fact which may be a violation of laws and regulations.

Corporate Risk Management Division established in General Administration Division will comprehend and assess status of compliance with laws and regulations and internal rules at each division in accordance with the Basic Rules for Internal Controls, and take necessary action to prevent violation of laws and regulations and internal rules, etc. In addition, it will report these matters to Risk Management Committee chaired by executive vice president in charge of general administration and also report important matters to Corporate Policy Committee and Board of Directors.

Employees are obligated to comply with laws and regulations and to perform their duties properly. Employees violated laws and regulations, etc. will be submitted to disciplinary action under the Rules of Employment.

Internal reporting structures will be set up and managed to handle consultations and reports relating to risks in business execution from employees and their families, temporary staff, contracted staff, etc.

Education system for employees will be established and enhanced including holding regular training courses for compliance with laws and regulations and internal rules as well as preparing and distributing manuals, etc.

(6)	System to ensure fairness of operation in our corporate group consisting of the Company and its subsidiaries

The Company and the group companies will share business strategy and be managed as one while appreciating business characteristics of each company based on Management Principle of Nippon Steel Group and Code of Conduct of Nippon Steel Group. Directors, General Managers of each division of the Company and Presidents of the group companies will familiarize their employees with business management policies, etc.

With respect to control of the group companies, basic rules will be set forth in the Regulation on Control of Group Companies and their proper application will be ensured. Internal control system of each group company will be autonomously established and managed under the responsibilities of President of each group company. The responsible division in a group company will comprehend status of internal control and require necessary corrections. Each group company will have a manager in charge of risk management who will share information, etc, with the Company and other group companies and enhance measures relating to internal control.

Corporate Risk Management Division will cooperate with each risk management division to comprehend and assess status of risk management in the entire group companies and provide supervision and advice to each group company and each division in charge.

(7)	Matters concerning audit by Corporate Auditors

Directors and employees shall make timely and appropriate report to Corporate Auditors and the Board of Corporate Auditors with respect to important matters such as status of business execution and facts that may cause critical impact on the management, etc.

Directors will share information and enhance communication with Corporate Auditors at the meetings of Board of Directors, Corporate Policy Committees and Risk Management Committees, etc, with respect to important matters of management such as status of operation of internal control system.

General Administration Division will cooperate with Corporate Auditors through exchange of opinion with respect to important matters of management regularly or upon necessity. It will also report to Corporate Auditors regarding status of operation of internal reporting structures.

Secretariat for Auditors shall be set up and staff members shall be assigned to support Corporate Auditors’ duties, In order to ensure independence of the staff members, such staff members will be assigned on full time bases and perform duties related to audit activities under supervision of Corporate Auditors. For changes or evaluations of the staff members, the Human Resources Division is required to discuss them with Corporate Auditors.

7.	Basic Policy regarding the Control of the Company

Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company

The Nippon Steel Group, with steel business as its core business, is aiming at improving corporate value and common interest of shareholders by improving competitiveness and profitability of the Group through planning and implementation of concrete management strategies based on its management principle to contribute to development of industry and well-being of people through creation and provision of rich value.

The Company has decided to take necessary action to prevent disturbance of such management principle and management strategies by large-scale acquisition of the Company’s shares, etc., which may result in damage to the common interests of the shareholders. In the event a proposal for such large-scale acquisition of the Company’s shares, etc. (Takeover Proposal) is made, we believe that final decision as to whether or not to accept the proposal should be made by the shareholders at the time the Takeover Proposal is made, and therefore we have decided to establish necessary rules and procedures to ensure all shareholders shall be able to make appropriate decision based on necessary information and appropriate period of time to consider such proposal.

Outline of Efforts to Keep the Control over Decision-Making on Financial and Business Policies out of the Hands of Inappropriate of the Plan

[Adoption of the Fair Rules for the Acquisition of Substantial Shareholdings (Takeover Defense Measure)]

At the meeting of its Board of Directors held in March 2006, the Company resolved unanimously to adopt the Fair Rules for the Acquisition of Substantial Shareholdings (Takeover Defense Measure), the “Fair Rules”, which describe clear and concrete procedures to be followed by a person or an entity who attempts the takeover before commencing actual action of the takeover. In accordance with the clause prescribing revisions to the Fair Rules, the Board of Directors unanimously resolved to revise the Fair Rules at its meeting held this March and subsequently filed a shelf registration statement in connection with the new share subscription rights. In addition, at the same meeting, the Board of Directors resolved to review the Fair Rules every two years, rather than the conventional three years.

Purposes of the Fair Rules are to enable the shareholders to make an informed judgment (a judgment based on necessary information and appropriate period for consideration) as to whether to accept a Takeover Proposal, as well as to prevent large-scale acquisition of the Company’s shares, etc., with vicious intent which would be detrimental to corporate value and the common interests of shareholders, by ensuring sufficient information and a reasonable time period for the Board of Directors to consider the Takeover Proposal.

The Fair Rules are designed to enable the shareholders at that time to make judgment directly as to whether or not issue the new share subscription rights by way of gratis allotment as the countermeasure to takeover in the event there is a person or an entity who intends to acquire 15% or more of the Company’s share, etc. (the Bidder) and if the Bidder’s Takeover Proposal satisfies requirements (necessary information and appropriate consideration period) set forth in the Fair Rules. New share subscription rights by the way of gratis allotment may be issued only if (i) the Bidder ignores the procedure set forth in the Fair Rules, (ii) the Bidder falls under one of four categories which have been designated pernicious to a company in the ruling of the Japanese courts and it is determined that the Takeover Proposal is likely to cause apparent damage to the common interests of the shareholders (based on advices of law firms and investment banks of international reputation), or (iii) the shareholders approve the issuance of new share subscription rights by the way of gratis allotment.

The announcements regarding the Fair Rules are posted on the Company’s website.

Judgment of Board of Directors on the measures above and ground for such judgment

The Fair Rules set forth the rules and procedures that enable the shareholders to make judgment as to whether or not the countermeasure (issuance of new share subscription rights by the way of gratis allotment) to the Takeover Proposal should be taken based on necessary information and appropriate period of consideration. The Fair Rules are designed to improve value of the Company as well as the common interests of the shareholders by leaving ultimate judgment as to whether or not to accept the Takeover Proposal to the shareholders of the Company and, therefore, it should not impair the common interests of shareholders of the Company or it is not intended to pursue protecting current title of the directors of the Company. In view of the above, the Board of Directors judges that the Fair Rules are in accordance with the abovementioned Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company.

(Note)	With respect to figures expressing amount of money in this Business Report, the amount less than unit are truncated.

Consolidated Balance Sheets (attached below)

Consolidated Statements of Income (attached below)

Consolidated Statements of Changes in Net Assets (attached below)

Consolidated Statements of Cash Flows (attached below)

Consolidated Segment Information (attached below)

Non-Consolidated Balance Sheets (attached below)

Non-Consolidated Statements of Income (attached below)

Non-Consolidated Statements of Changes in Net Assets (attached below)

Notes to Consolidated Financial Statements (attached below)

Notes to Non-Consolidated Financial Statements (attached below)

Report of Accounting Auditor on Consolidated Financial Statements (attached below)

Report of Accounting Auditor on Non-Consolidated Financial Statements (attached below)

Report of Board of Corporate Auditors on Business Report and other issues, Consolidated Financial Statements and Non-Consolidated Financial Statements (attached below)

— Consolidated Financial Statements

(1) Consolidated Balance Sheets

Millions of yen

	March 31, 2011	March 31, 2012
ASSETS
Current assets :
Cash and bank deposits	72,760	53,878
Notes and accounts receivable	459,906	442,621
Marketable securities	10,186	11,912
Inventories	929,284	947,534
Deferred tax assets	76,261	57,715
Other	163,629	190,448
Less: Allowance for doubtful accounts	(1,453)	(594)

Total current assets	1,710,575	1,703,515

Fixed assets :
Tangible fixed assets :
Buildings and structures	499,951	498,057
Machinery and equipment	906,273	834,485
Land	326,602	326,626
Lease assets	9,409	7,270
Construction in progress	76,146	149,424

	1,818,384	1,815,866

Intangible fixed assets
Patents and utility rights	21,137	23,932
Software	19,986	29,913
Goodwill	20,779	15,713
Lease assets	707	461

	62,611	70,020

Investments and others :
Investments in securities	1,223,810	1,112,084
Deferred tax assets	47,265	18,622
Other	143,209	208,708
Less: Allowance for doubtful accounts	(4,994)	(4,109)

	1,409,289	1,335,307

Total fixed assets	3,290,285	3,221,195

Total assets	5,000,860	4,924,711

Millions of yen

	March 31, 2011	March 31, 2012
LIABILITIES
Current liabilities :
Notes and accounts payable	476,592	471,663
Short-term loans and portion of long-term loans	310,150	277,424
due within one year
Commercial paper	32,000	—
Bonds due within one year	—	55,000
Current portion of lease liability	2,969	2,947
Accrued expenses	237,247	235,224
Allowance for losses on construction contracts	4,504	3,522
Provision for loss on disaster	19,131	3,290
Other	275,743	287,138

Total current liabilities	1,358,338	1,336,211

Long-term liabilities :
Bonds and notes	385,065	380,073
Long-term loans	602,480	615,255
Lease liability (excluding current portion)	5,185	3,811
Deferred tax liabilities	49,190	33,939
Accrued pension and severance costs	155,760	153,293
Allowance for retirement benefits of directors	4,705	4,931
and corporate auditors
Reserve for repairs to blast furnaces	21,983	18,003
Other	37,224	31,846
Total long-term liabilities	1,261,596	1,241,155

Total liabilities	2,619,935	2,577,367

NET ASSETS
Shareholders’ equity :
Common stock	419,524	419,524
Capital surplus	114,553	114,546
Retained earnings	1,522,786	1,552,826
Less: Treasury stock, at cost	(262,524)	(262,573)

	1,794,340	1,824,324

Accumulated other comprehensive income:
Unrealized gains on available-for-sale securities	104,783	70,834
Deferred hedge income (loss)	(3,099)	(1,698)
Unrealized gains on revaluation of land	11,523	12,770
Foreign currency translation adjustments	(46,748)	(77,327)

	66,459	4,578

Minority interest in consolidated subsidiaries	520,126	518,440

Total net assets	2,380,925	2,347,343

Total liabilities and net assets	5,000,860	4,924,711

(2) Consolidated Statements of Operations and Consolidated Statements of Comprehensive Income

Consolidated Statements of Operations	Millions of yen
	Fiscal 2010	Fiscal 2011
Operating revenues:
Net sales	4,109,774	4,090,936
Cost of sales	3,624,987	3,678,639

Gross margin	484,787	412,297

Selling, general and administrative expenses	319,181	332,932

Operating profit	165,605	79,364

Non-operating profit and loss:
Non-operating profit:
Interest	2,746	3,300
Dividend income	13,370	12,786
Equity in net income of unconsolidated subsidiaries and affiliates	77,918	66,470
Other	42,257	38,834

	136,292	121,392

Non-operating loss:
Interest expense	18,355	17,834
Other	57,205	39,916

	75,561	57,750

Ordinary profit	226,335	143,006

Special profit:
Gain on sales of investment securities	—	15,921

Special loss:
Loss on impairment of fixed assets	11,416	—
Loss of inactive facilities	—	7,407
Loss on sales of investments in securities	—	7,575
Loss on valuation of investments in securities	5,820	11,710
Loss on disaster	23,720	—
Loss on liquidation of business	—	12,180

	40,958	38,874

Income before income taxes and minority interest	185,377	120,053

Income taxes - current	48,740	50,923
Income taxes - deferred	27,466	1,380

Income before minority interest	109,171	67,750

Minority interest in net income of consolidated subsidiaries	15,972	9,279

Net income	93,199	58,471

Consolidated Statements of Comprehensive Income	Millions of yen
	Fiscal 2010	Fiscal 2011
Income before minority interest
Other comprehensive income	109,171	67,750
Unrealized gains (losses) on available-for-sale securities	(53,740)	(33,277)
Deferred hedge income (loss)	199	1,503
Unrealized gains (losses) on revaluation of land	874	1,100
Foreign currency translation adjustments	(4,603)	(12,003)
Share of other comprehensive income of associates accounted for using equity method	(10,517)	(21,498)

Total other comprehensive income (loss)	(67,787)	(64,175)

Comprehensive income (loss)	41,383	3,574

attribute to
Comprehensive income attribute to owners of the parent	27,133	(3,254)
Comprehensive income attribute to minority interests	14,250	6,828

(3) Consolidated Statements of Changes in Net Assets

Millions of yen

	Fiscal 2010	Fiscal 2011
Owners’ equity:
Common stock:
Balance at the beginning of the period	419,524	419,524
Changes during current period:
Total current changes	—	—

Balance at the end of the period	419,524	419,524

Capital surplus:
Balance at the beginning of the period	114,345	114,553
Changes during current period:
Disposal of treasury stock	207	(7)
Total current changes	207	(7)

Balance at the end of the period	114,553	114,546

Retained earnings:
Balance at the beginning of the period	1,441,248	1,522,786
Changes during current period:
Cash dividends	(9,454)	(28,363)
Net income	93,199	58,471
Increase (decrease) due to the change in the number of consolidated companies	(949)	(47)
Increase (decrease) due to reversal of unrealized gains on revaluation of land	(1,257)	(20)
Total current changes	81,537	30,040

Balance at the end of the period	1,522,786	1,522,826

Treasury stock, at cost:
Balance at the beginning of the period	(262,004)	(262,524)
Changes during current period:
Acquisition of treasury stock	(42)	(30)
Disposal of treasury stock	141	51
Increase (decrease) due to the change in the number of consolidated companies	(619)	(70)
Total current changes	(519)	(49)

Balance at the end of the period	(262,524)	(262,573)

Total shareholders’ equity:
Balance at the beginning of the period	1,713,114	1,794,340
Changes during current period:
Cash dividends	(9,454)	(28,363)
Net income	93,199	58,471
Acquisition of treasury stock	(42)	(30)
Disposal of treasury stock	348	44
Increase (decrease) due to the change in the number of consolidated companies	(1,568)	(118)
Increase (decrease) due to reversal of unrealized gains on revaluation of land	(1,257)	(20)
Total current changes	81,225	29,983

Balance at the end of the period	1,794,340	1,824,324

Accumulated other comprehensive income:
Unrealized gains on available-for-sale securities:
Balance at the beginning of the period	158,364	104,783
Changes during current period:
Net changes of items other than shareholders’ equity	(53,581)	(33,949)
Total current changes	(53,581)	(33,949)

Balance at the end of the period	104,783	70,834

Millions of yen

	Fiscal 2010	Fiscal 2011
Deferred hedge income (loss):
Balance at the beginning of the period	(1,846)	(3,099)
Changes during current period:
Net changes of items other than shareholders’ equity	(1,252)	1,401
Total current changes	(1,252)	1,401

Balance at the end of the period	(3,099)	(1,698)

Unrealized gains on revaluation of land:
Balance at the beginning of the period	10,759	11,523
Changes during current period:
Net changes of items other than shareholders’ equity	763	1,247
Total current changes	763	1,247

Balance at the end of the period	11,523	12,770

Foreign currency translation adjustments:
Balance at the beginning of the period	(36,010)	(46,748)
Changes during current period:
Net changes of items other than shareholders’ equity	(10,737)	(30,579)
Total current changes	(10,737)	(30,579)

Balance at the end of the period	(46,748)	(77,327)

Total accumulated other comprehensive income:
Balance at the beginning of the period	131,267	66,459
Changes during current period:
Net changes of items other than shareholders’ equity	(64,808)	(61,880)
Total current changes	(64,808)	(61,880)

Balance at the end of the period	66,459	4,578

Minority interest in consolidated subsidiaries:
Balance at the beginning of the period	491,294	520,126
Changes during current period:
Net changes of items other than shareholders’ equity	28,831	(1,685)
Total current changes	28,831	(1,685)

Balance at the end of the period	520,126	518,440

Total net assets:
Balance at the beginning of the period	2,335,676	2,380,925
Changes during current period:
Cash dividends	(9,454)	(28,363)
Net income	93,199	58,471
Acquisition of treasury stock	(42)	(30)
Disposal of treasury stock	348	44
Increase (decrease) due to the change in the number of consolidated companies	(1,568)	(118)
Increase (decrease) due to reversal of unrealized gains on revaluation of land	(1,257)	(20)
Net changes of items other than shareholders’ equity	(35,976)	(63,565)
Total current changes	45,248	(33,581)

Balance at the end of the period	2,380,925	2,347,343

(4) Consolidated Statements of Cash-Flows

Millions of yen

	Fiscal 2010	Fiscal 2011
Cash flows from operating activities :
Income before income taxes and minority interests	185,377	120,053
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation and amortization	291,587	280,940
Interest and dividend income (accrual basis)	(16,116)	(16,087)
Interest expense (accrual basis)	18,355	17,834
Exchange loss(gain) on foreign currency transactions	6,131	2,413
Amortization of goodwill	1,623	3,491
Equity in net (income) loss of unconsolidated subsidiaries and affiliates	(77,918)	(66,470)
Loss (gain) on sales of investments in securities	(782)	(8,346)
Loss on impairment of fixed assets	11,416	—
Loss on valuation of investments in securities	5,820	11,710
Loss on disposal of tangible and intangible fixed assets	6,834	9,328
Gain on sales of tangible and intangible fixed assets	(8,770)	(7,429)
Changes in allowance for doubtful accounts	(4,266)	(1,745)
Changes in notes and accounts receivable	14,735	21,222
Changes in inventories	(64,782)	(48,663)
Changes in notes and accounts payable	8,337	(6,713)
Other	35,111	(32,187)
Interest and dividend income (cash basis)	27,886	20,660
Interest expense (cash basis)	(18,453)	(16,321)
Income taxes (cash basis)	(52,626)	(46,276)

Net cash provided by operating activities	369,500	237,414

Cash flows from investing activities :
Acquisition of investments in securities	(31,850)	(33,421)
Proceeds from sales of investments in securities	3,230	51,646
Acquisition of tangible and intangible fixed assets	(315,843)	(257,999)
Proceeds from sales of tangible and intangible fixed assets	14,598	15,853
Other	4,082	(2,175)

Net cash used in investing activities	(325,781)	(226,096)

Cash flows from financing activities :
Net increase (decrease) in short-term loans	(33,118)	(31,267)
Net increase (decrease) in commercial paper	(46,000)	(32,000)
Proceeds from long-term loans	101,778	155,233
Payments of long-term loans	(84,490)	(143,162)
Proceeds from issuance of bonds and notes	35,000	55,000
Redemption of bonds and notes	(15,000)	(5,000)
Payments for purchase of treasury stock	(40)	(15)
Cash dividends	(9,454)	(28,363)
Other	4,082	(2,209)

Net cash provided by (used in) financing activities	(47,244)	(31,785)

Effect of exchange rate changes on cash and cash equivalents	(2,811)	(2,444)
Net increase (decrease) in cash and cash equivalents	(6,336)	(22,911)
Cash and cash equivalents at beginning of the year	80,470	76,256
Increase (decrease) from the change in the number of companies consolidated	2,123	2,402

Cash and cash equivalents at end of year	76,256	55,747

(5) Consolidated Segment Information

(Millions of yen)

	Reporting segment
	Steelmaking and steel fabrication	Engineering and construction	Urban development	Chemicals	New materials	System solutions	Total	Adjustments	Consolidated
Net sales
Sales to external customers	3,431,456	210,259	75,914	190,929	54,245	128,132	4,090,936	—	4,090,936
Inter-segment sales or transfers	45,399	38,674	4,504	6,740	—	33,450	128,769	(128,769)	—

Total	3,476,855	248,934	80,419	197,669	54,245	161,582	4,219,706	(128,769)	4,090,936

Segment income (loss) <Ordinary Profit>	98,846	12,775	9,371	13,598	607	11,215	146,415	(3,408)	143,006

Segment assets	4,383,511	212,958	164,346	146,129	34,434	140,293	5,081,673	(156,962)	4,924,711

Segment liabilities <Interest-bearing debt>	1,258,758	1,020	66,012	9,217	15,094	1,137	1,351,240	(16,728)	1,334,512

Other items
Depreciation and amortization	264,083	3,840	1,248	7,366	3,382	2,459	282,380	(1,439)	280,940
Amortization of goodwill	3,143	128	53	—	—	166	3,491	—	3,491
Interest income	3,190	117	8	15	5	226	3,564	(263)	3,300
Interest expenses	16,638	15	1,214	96	104	51	18,120	(286)	17,834
Equity in net income (loss) of unconsolidated subsidiaries and affiliates	63,992	252	195	1,680	—	(4)	66,116	353	66,470
Balance of investments in equity method companies	474,919	721	2,442	13,026	—	18	491,128	(1,467)	489,660
Increase (decrease) in tangible/intangible fixed assets (net investment)	262,318	6,644	1,178	5,693	3,703	6,316	285,854	(4,106)	281,748

—Non-Consolidated Financial Statements

(1) Non-Consolidated Balance Sheets

Millions of yen

ASSETS	March 31, 2011	March 31, 2012
Current assets:
Cash and bank deposits	17,468	11,137
Notes and accounts receivable	139,121	90,696
Inventories	617,222	644,076
Deferred tax assets	35,800	21,700
Other	106,226	138,915
Less: Allowance for doubtful accounts	(968)	(309)

Total current assets	914,871	906,216
Fixed assets:
Tangible fixed assets:
Buildings and structures	336,204	336,521
Machinery and equipment	712,759	644,483
Land	181,613	181,230
Lease assets	2,983	2,689
Construction in progress	39,910	101,110

	1,273,470	1,266,035
Intangible fixed assets:
Patents and utility rights	487	491
Software	16,212	24,342
Lease assets	86	120

	16,786	24,954
Investments and others:
Investments in securities	632,413	561,654
Investments in subsidiaries and affiliates	639,591	623,340
Other	88,262	119,845
Less: Allowance for doubtful accounts	(3,671)	(3,449)

	1,356,596	1,301,390
Total fixed assets	2,646,854	2,592,380

Total assets	3,374,010	3,498,597

Millions of yen

LIABILITIES	March 31, 2011	March 31, 2012
Current liabilities:
Notes and accounts payable	193,476	173,566
Short-term loans and portion of long-term loans due within one year	424,821	418,424
Commercial paper	32,000	—
Bonds due within one year	—	55,000
Convertible bonds due within one year	300,000	—
Current portion of lease liability	708	608
Accrued expenses	244,603	232,866
Provision for loss on disaster	13,000	3,000
Other	98,265	110,147

Total current liabilities	1,306,875	993,612
Long-term liabilities:
Bonds and notes	384,965	679,973
Long-term loans	480,051	509,754
Lease liability(excluding current portion)	2,486	2,317
Deferred tax liabilities	18,900	—
Accrued pension and severance costs	71,318	68,165
Allowance for retirement benefits directors and corporate auditors
Reserve for repairs to blast furnaces	21,783	17,610
Provision for loss on guarantees
Other	15,111	6,939
Total long-term liabilities	994,616	1,284,760

Total liabilities	2,301,492	2,278,373

NET ASSETS
Shareholders’equity:
Common stock	419,524	419,524
Capital surplus	114,094	114,086
Retained earnings:
Special tax purpose reserve	87,005	90,482
Accumlated earnings carried forward	806,684	794,451

	893,689	884,933
Less: Treasury stock, at cost	(258,000)	(258,003)

	1,169,308	1,160,541
Valuation and translation adjustments:
Unrealized gains on available-for-sale securities	90,470	57,743
Deferred hedge income (loss)	454	1,938

	90,924	59,682
Total net assets	1,260,233	1,220,223

Total liabilities and net assets	3,561,725	3,498,597

(2) Non-Consolidated Statements of Income

Millions of yen

	Fiscal 2010	Fiscal 2011
Operating revenues:
Net sales	2,708,406	2,672,479
Cost of sales	2,496,731	2,513,894

Gross margin	211,674	158,584

Selling, general and administrative expenses	154,017	157,396

Operating profit	57,657	1,187

Non-operating profit and loss:
Non-operating profit:
Interest and dividend income	61,590	54,231
Other	23,384	25,662

	84,974	79,894

Non-operating loss:
Interest expenses	21,883	21,718
Other	40,558	35,761

	62,441	57,479

Ordinary profit	80,191	23,602

Special profit and loss:
Special profit:
Gain on sales of investments in securities and investments in subsidiaries and affiliates	—	14,915

	—	14,915

Special loss:
Loss on valuation of investments in securities	5,820	7,246
Loss on sales of investments in affiliates		7,357
Loss on disaster	14,650
Loss on inactive facilities		7,407

	20,471	22,011

Income before income taxes	59,719	16,506

Income taxes - current	1,100	200
Income taxes - deferred	9,200	(3,300)

Net income	49,419	19,606

(3) Non-Consolidated Statements of Changes in Net Assets

Millions of yen

	Common stock	Capital surplus	Special tax purpose reserve	Accumulated earnings carried forward	Treasury stock, at cost	Unrealized gains on available-for- sale securities	Deferred hedge income (loss)
Balance at March 31, 2010	419,524	114,099	89,050	764,674	(257,971)	140,250	1,520

Withdrawal of special tax purpose reserve			(6,416)	6,416
Reserve of special tax purpose reserve			4,371	(4,371)
Cash dividends				(9,454)
Net income for fiscal year 2010				49,419
Acquisition of treasury stock					(40)
Disposal of treasury stock		(4)			11
Net change due to demerger				—
Other change for fiscal year 2010(net)						(49,780)	(1,066)

Total change for fiscal year 2010	—	(4)	(2,045)	42,010	(28)	(49,780)	(1,066)

Balance at March 31, 2011	419,524	114,094	87,005	806,684	(258,000)	90,470	454

Millions of yen

	Common stock	Capital surplus	Special tax purpose reserve	Accumulated earnings carried forward	Treasury stock, at cost	Unrealized gains on available-for- sale securities	Deferred hedge income
Balance at March 31, 2011	419,524	114,094	87,005	806,684	(258,000)	90,470	454

Withdrawal of special tax purpose reserve			(7,000)	7,000
Reserve of special tax purpose reserve			10,477	(10,477)
Cash dividends				(28,363)
Net income for fiscal year 2011				19,606
Acquisition of treasury stock					(15)
Disposal of treasury stock		(7)			12
Net change due to demerger				—
Other change for fiscal year 2011(net)						(32,726)	1,484

Total change for fiscal year 2011	—	(7)	3,477	(12,233)	(2)	(32,726)	1,484

Balance at March 31, 2012	419,524	114,086	90,482	794,451	(258,003)	57,743	1,938

Notes to the Consolidated Financial Statements

I. Significant Accounting Policies for Consolidated Financial Statements

1. Scope of Consolidation

(1)	Consolidated Subsidiaries

Number of consolidated subsidiaries: 286 companies

Principal consolidated subsidiaries are presented in “1. Group status, (9) Status of principal subsidiaries.”

During the fiscal year under review, 25 companies were newly consolidated and 9 companies were removed from the scope of consolidation: 7 were merged, 1 was sold, and 1 was liquidated.

(2)	Fiscal Year of Consolidated Subsidiaries

The closing date of accounts for the fiscal year-ends at Nippon Steel U.S.A., Inc., and other consolidated subsidiaries are variably December 31 and January 31. Significant business events that occur between those dates and the March 31 consolidated fiscal year-end are accordingly presented as occurring within the applicable consolidated fiscal year.

2. Application of Equity Method

Affiliates accounted for by the equity method: 76 companies

Principal companies are presented in “1. Group status, (9) Status of principal subsidiaries.”

During the fiscal year under review, 5 companies were added as equity-method affiliates and 3 companies were removed as equity-method affiliates.

3. Accounting Standards

(1)	Basis and Method of Evaluation of Significant Assets

	Marketable securities

•	Held-to-maturity debt securities: Amortized cost method (straight-line method)

•	Available-for-sale securities:

Securities with market quotations: Stated at market value as of the balance sheet date (Net unrealized gains or losses are comprehensively included in net assets, and the cost of securities sold is determined by the moving-average method.)

Securities without market quotations: Stated at cost determined by the moving-average method

‚	Inventories

Inventories are stated principally using the cost method based on the periodic average method. (Regarding balance sheet values, this method is designed to reduce book value when the contribution of inventories to profitability declines.)

(2)	Depreciation Methods for Material Depreciable Assets

	Tangible fixed assets (excluding lease assets)

Depreciation of tangible fixed assets is mainly calculated using the declining-balance method.

However, the straight-line method is used for buildings acquired on or after April 1, 1998 (excluding equipment attached to pre-existing buildings).

Useful lives of tangible fixed assets are generally as follows:

Buildings and structures:	3–60 years
Machinery and equipment:	3–30 years

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‚	Intangible fixed assets (excluding lease assets)

Amortization of intangible fixed assets is calculated using the straight-line method.

Software products used by the Company are amortized over the projected usage periods that are mainly of five years.

ƒ	Lease assets

Assets concerning finance leases in which ownership is not transferred to the lessee

These assets are depreciated to a residual value of zero based on the straight-line method over a useful life period corresponding to the lease contract period.

(3)	Accounting Basis for Significant Reserves and Allowances

	Allowance for doubtful accounts

To provide for potential losses on doubtful accounts, the allowance for doubtful accounts is computed based on the historical experienced default ratio for non-specific receivables as well as based on the estimated irrecoverable portion of specific doubtful receivables calculated individually.

‚	Allowance for losses on construction contracts

To provide for potential losses associated with construction contracts in the future, an allowance is computed for potential losses related to construction contracts not completed at the end of the fiscal year under review.

ƒ	Provision for loss on disaster

To provide for potential expenses and losses associated with the restoration, etc., of assets damaged owing to the Great East Japan Earthquake, this allowance is computed based on estimated expense and loss figures at the end of the fiscal year under review.

„	Accrued pension and severance costs

To provide for employee retirement benefits, an allowance is computed based on projections of retirement benefit obligations and the pension fund assets made at the end of the fiscal year under review. Prior service cost is being amortized by the straight-line method over a specified number of years (mainly 10 years), which are shorter than the average remaining years of service of the employees.

Actuarial differences arising from utilizing a specified number of years within average estimated remaining periods of employment (mainly 10 years) that are shorter than the average remaining years of service of the employees are principally amortized using the straight-line method beginning from the consolidated fiscal year following the time of occurrence.

…	Allowance for retirement benefits of directors and corporate auditors

The allowance for retirement benefits of directors and corporate auditors is calculated based on internal rules for the projected amount to be paid at term-end.

†	Reserve for repairs to blast furnaces

Reserves are maintained in anticipation of significant periodic overhauls and repairs to blast furnaces, hot blast stoves, and ships and vessels. Reserve amounts are determined based on historical costs for similar activities.

(4)	Other Significant Accounting Policies for Consolidated Financial Statements

	Basis for the accounting of income

Through the end of the fiscal year under review, regarding projects for which the outcome of the portion completed is deemed certain, the Company has applied the percentage-of-completion standard (estimating the project progress percentage based on the percentage of the cost incurred to the estimated total cost). The completed contract standard is applied to other projects.

‚	Important assets and liabilities in foreign currencies and foreign currency translation

Monetary assets and liabilities of the Company and its domestic subsidiaries denominated in foreign

2

currencies are translated into yen at the spot rate prevailing on the closing date of accounts, and the resulting foreign exchange gains or losses are recognized as income or expenses. For foreign consolidated subsidiaries, assets and liabilities are translated into yen at the spot rate prevailing on the closing date of accounts, revenue and expense accounts are translated at the average rate of exchange in effect during the fiscal year, and foreign currency translation adjustments are included in the foreign currency translation adjustments and minority interest in consolidated subsidiaries item under net assets.

ƒ	Significant hedge accounting

The Company uses deferred hedge accounting. With respect to items meeting in-house requirements, assigning method accounting (period-by-period allocation) is applied to forward exchange contracts associated with foreign currency-denominated transactions and foreign currency monetary assets and liabilities. Special accounting measures are applied to interest swaps that meet the requirements for special accounting treatment.

„	Method and period for amortization of goodwill

Goodwill is amortized using the straight-line method over the period, where it is possible to estimate such a period, for which the excess cost is expected to have an effect on the consolidated balance sheets. Otherwise, the excess cost is amortized proportionately over five years.

…	Accounting for consumption taxes

The accounting treatment used with respect to consumption tax and local consumption taxes is the tax-excluded method.

4. Supplementary Information

For the accounting changes and corrections in errors, etc. made on and after the beginning of the fiscal year commencing on April 1, 2011, the Company has applied the following accounting standard and guidance: the “Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Statement No. 24) and the “Guidance on the Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24).

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II. Consolidated Balance Sheets

1. Mortgaged Assets and Liabilities

Category of assets	Amount (Millions of yen)	Category of liabilities	Amount (Millions of yen)
Cash and bank deposits	¥450	Short-term loans	¥2,030
Notes and accounts receivable	221	Long-term loans	28,903
Inventories	338	(Including the portion of loans due within one year)
Other (Current assets)	3,738	Other	70
Buildings and structures (net)	3,037
Machinery, equipment and vehicles (net)	4,699
Tools, furniture and fixtures (net)	1
Land	10,318
Investments in securities	199
Long-term loans receivable	15,748

Total	¥38,753	Total	¥31,003

In addition, the above liabilities include ¥583 million in loans of consolidated subsidiaries for which the Company has provided ¥347 million in long-term loans (assets) as collateral. Further, the Company has provided ¥1,265 million of shares of stock of affiliated companies, etc., to serve as collateral for the loans of affiliates.

2. Inventories

Goods and finished products (including semi-finished products)	¥437,551 million
Work in process	62,446 million
Raw materials and supplies	447,535 million

3. Accumulated Depreciation of Tangible Fixed Assets	¥5,966,002 million

4. Contingent Liabilities

The Company guarantees loans from financial institutions and other sources held by other companies.

(1) Loan guarantee liabilities

	(Outstanding amounts for the year ended)	(Substantial amounts)
Japan-Brazil Niobium Corporation	¥11,205 million	¥11,205 million
UNIGAL Ltda.	3,205 million	3,205 million
Frontier Energy Niigata Co., Ltd.	1,271 million	1,271 million
Other	2,379 million	1,920 million

Total	¥18,061 million	¥17,602 million

(2) Reserved guarantees of loans	¥195 million
(The substantial amount guaranteed is the same.)
(3) Notes and bills endorsed	¥85 million

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5. Revaluation of Land

The certain consolidated subsidiaries and affiliates to which the equity method is applied have carried out the revaluation of land used for business purposes in accordance with the “Law Regarding the Partial Revision to the Land Revaluation Law” (Law No. 34, issued on March 31, 1998).

Revaluation differences computed by consolidated subsidiaries, net of tax and minority interest, which were charged to “deferred tax liabilities on revaluation of land” and “minority interest in consolidated subsidiaries,” respectively, were recorded as a separate component of net assets as “unrealized gains on revaluation of land.”

Additionally, revaluation differences accounted for by affiliates to which the equity method is applied were recorded as a separate component of net assets as “unrealized gains on revaluation of land” in proportion to the equity rate.

•	Revaluation method

Land values were primarily determined as provided for in Articles 2-1 and 2-3~5 of the “Enforcement Order for the Land Revaluation Law” (Cabinet Order No. 119, issued on March 31, 1998).

•	Revaluation conducted on March 31, 2002

•	The excess of the carrying amounts of the revalued land over its market value at the end of March 31, 2012 was ¥2,480 million.

•	Revaluation conducted on March 31, 2001

•	The excess of the carrying amounts of the revalued land over its market value at the end of March 31, 2012 was ¥18,341 million.

•	Revaluation conducted on March 31, 2000

•	The excess of the carrying amounts of the revalued land over its market value at the end of March 31, 2012 was ¥2,614 million.

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III. Consolidated Statements of Changes in Net Assets

1. Number and Type of Stocks Outstanding at the End of the Fiscal Year

Number of stock at the end of the period (including treasury stock)
Common stock	6,806,980,977 shares

Number of treasury stock at the end of the period
Common stock	517,325,579 shares

2. Dividends

(1)	Amount of Dividend Payments

Decision	Type of stock	Total dividends (Millions of yen)	Cash dividends per share (Yen)	Base date	Effective date
Ordinary general meeting of shareholders (June 24, 2011)	Common stock	¥18,908	¥3.0	March 31, 2011	June 27, 2011
Board of directors’ meeting (October 26, 2011)	Common stock	¥9,454	¥1.5	September 30, 2011	November 29, 2011

(2)	Dividends for which the Record Date Belongs to the Fiscal Year, but the Operative Date Is in the Following Fiscal Year

Decision	Type of stock	Source of dividends	Total dividends (Millions of yen)	Cash dividends per share (Yen)	Base date	Effective date
Ordinary general meeting of shareholders (June 26, 2012)	Common stock	Retained earnings	¥6,302	¥1.0	March 31, 2012	June 27, 2012

IV. Financial Instruments

1. Current Status of Financial Instruments

(1) Policy Regarding Financial Instruments

The Company considers its business plan as it undertakes the procurement of necessary funds (mainly through the arrangement of borrowings and the issuance of commercial paper and bonds), and its fund procurement methods are chosen based on consideration of the short- or long-term nature of funding requirements and other special characteristics of funding requirements. Surplus fund management is restricted to management methods that emphasize safety and capabilities for conversion into cash when necessary.

In addition, in cases when the Company undertakes transactions in derivatives, such transactions are limited to transactions (including forecast transactions) undertaken as a part of business activities (for the purpose of hedging risks associated with actual transactions executed in the course of the Company’s business activities), and the Company has a policy of not engaging in derivatives transactions for trading purposes (transactions with the purpose of obtaining profit through the trading of derivatives themselves).

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(2) Types of Financial Instruments and Related Risk

The Company is exposed to credit risk arising from such trade receivables as notes and accounts receivable, but the Company limits its transactions to principal borrowers and principal suppliers with respect to which it can offset receivables against borrowings and trade payables and to companies with high credit ratings, and it, therefore, judges that it is exposed to almost no contractual default credit risk. In addition, accompanying the Company’s exports of products, etc., the Company is exposed to foreign currency exchange risk associated with receivables denominated in foreign currencies. The Company holds marketable securities (short-term investments) and investments in securities, mainly stocks of transactions partner companies and other business collaborators, and the Company is exposed to market price risk owing to these stockholdings. Also, the Company extends long-term loans to its affiliates, etc.

The Company incurs such trade payables as notes and accounts payable that are, in principle, payable within one year. In addition, the Group is exposed to foreign currency exchange risk arising from a portion of trade payables associated with imports of raw materials, etc., that is denominated in foreign currencies. The Company’s fund procurement is as described in (1) above. Please note that a portion of funds procured by means of long-term borrowings, bonds, and convertible bonds is associated with variable interest rates and the related payment burden changes due to trends in market interest rates.

Regarding derivatives transactions associated with negotiable securities, interest rates, or currency exchange rates, the Company limits its execution of such transactions to  interest rate swaps with the objective of hedging market risks accompanying movements in interest rates associated with assets/liabilities or with the objective of maintaining the proportion of assets/liabilities associated with fixed or variable interest rates and ‚ forward exchange contracts with the objective of avoiding currency exchange risks accompanying trading, funding, investment, etc., transactions undertaken as a part of business activities. The derivatives transactions executed by the Company are exposed to market price fluctuation risks accompanying future changes in interest rates, currency exchange rates, and market conditions, but because those transactions are limited to those with the objectives described in  and ‚ above, the Company judges that the risk to management from those transactions is limited.

(3) Systems for Management of Financial Instrument Risk

	Management of credit risks (the risk that transactions partners may default on their obligations, etc.)

In accordance with the Company’s credit management regulations, information related to the credit management situation of transactions partners is shared, and asset preservation measures are considered and implemented when necessary.

‚	Management of market risks (the risks arising from fluctuations in exchange rates, interest rates, and other indicators)

1)	Currency exchange risks

Regarding foreign currency-denominated trade assets and liabilities, to avoid currency exchange risks accompanying trade, funds, investment, etc., transactions undertaken as a part of business activities, forward exchange contracts are used to hedge such risks.

2)	Interest-rate risks

To control risks from interest-rate changes associated with interest payments on borrowings and bonds, interest swap transactions are used.

3)	Market price risks

Regarding marketable and investments in securities, the Company maintains a grasp of fair value situations when necessary and undertakes deliberations regarding whether such securities are required for business purposes.

In addition, derivatives transactions are executed in accordance with internal derivatives transaction management regulations. These regulations require that prospective transactions in interest rate- or currency exchange rate-related derivatives be discussed by the Funding Management Committee with respect to the transaction policy, etc., then discussed or reported to the Management Conference and Board of Directors, and finally approved individually by the General Manager of the Finance Department within the pre-authorized scope of transactions before being executed. In conjunction with this, reports on the balance and profitability situation of such transactions must be regularly submitted to the Funding Management Committee,

7

Management Conference, and Board of Directors. In addition, each six-month semiannual fiscal period, an evaluation is undertaken of the effectiveness of hedging activities.

ƒ	Management of fund procurement liquidity-related risk (the risk that the Group may not be able to meet its payment obligations on the scheduled date)

Based on reports from each of the Company’s departments, the Finance Department prepares and updates cash flow plans when necessary and employs other methods to manage liquidity risk. To prepare for unexpected events, the Company arranges commitment line contracts.

The systems of consolidated subsidiaries are generally the same as those of the Company that are described in items (1) through (3) above.

2. Estimated Fair Value and Other Matters Related to Financial Instruments

Carrying value on the consolidated balance sheets as of March 31, 2012 (the closing date of the consolidated accounts), estimated fair value, and unrealized gains (losses) are shown in the following table.

(Millions of yen)

	Carrying value (*)	Estimated fair value (*)	Unrealized gain (loss)
(1) Cash and deposits	¥53,878	¥53,878	¥—
(2) Notes and accounts receivable—trade	442,621	442,621	—
(3) Marketable and investments in securities
Held-to-maturity securities	13,906	13,841	(64)
Available-for-sale securities	572,398	572,398	—
(4) Notes and accounts payable—trade	(471,663)	(471,663)	—
(5) Short-term loans payable	(277,424)	(277,424)	—
(6) Bonds due within one year	(55,000)	(55,000)	—
(7) Accrued expenses	(235,224)	(235,224)	—
(8) Bonds	(380,073)	(396,147)	(16,074)
(9) Long-term loans payable	(615,255)	(631,462)	(16,206)
(10) Derivatives transactions	2,253	2,253	—

*	Figures shown in parentheses are liability items. The fair value of assets and liabilities stemming from derivatives transactions are shown in net figures, and figures for items with total net fair values that are liabilities are shown in parentheses.

8

Notes:

1.	Methods for computing the estimated fair value of financial instruments and matters related to securities and derivative transactions
(1)	Cash and deposits and (2) notes and accounts receivable—trade

Since these items are settled in a short period of time and have estimated fair values that are virtually the same as the carrying value on the Company’s ledger, the ledger value has been used.

(3)	Marketable and investments in securities

The estimated fair values of these items are mainly valued at the exchange trading price.

(4)	Notes and accounts payable—trade, (5) Short-term loans payable, (6) Bonds due within one year, and (7) Accrued expenses

Since these items are settled in a short period of time and have estimated fair values that are virtually the same as the carrying value on the Company’s ledger, the ledger value has been used.

(8)	Bonds and (9) Long-term loans payable

Bonds are valued at the market trading price. To estimate the fair value of long-term loans payable, the current value of these items is evaluated by discounting the total value of associated principal and interest using a notional interest rate that would be employed if that total value of funds were to be newly procured through the same kind of procurement method. Bonds and long-term loans payable with variable interest rates are subject to special case interest swap treatment (see (10) below), and their fair values are estimated by calculating the total value of associated principal and interest that are treated together with interest swaps, and then discounting that value using a rationally estimated notional interest rate that might be employed if that total value of funds were to be newly procured through the same kind of procurement method.

(10)	Derivatives transactions

The estimated fair values of forward exchange contracts are valued at the forward exchange market rate. Because items subject to assigning method accounting (period-by-period allocation) are accounted for together with notes and accounts receivable—trade and notes and accounts payable—trade, their fair values are shown including the fair value of the said notes and accounts receivable—trade and notes and accounts payable—trade (see (2) and (4) above). The estimated fair values of interest swaps are mainly valued at the price provided by the financial institutions making markets in these securities. Regarding special case treatment items, because these are treated together with the bonds or long-term loans being hedged, the fair value of these items are listed inclusive of the value of the hedged bonds or long-term loans (see (8) and (9) above).

2.	Unlisted stocks, etc. (balance sheet value: ¥44,563 million) do not have market values, and it is not possible to estimate their future cash flows. As determining the estimated fair value of these items was recognized to be extremely difficult, their fair value has not been included in “(3) Marketable and investments in securities.”

V. Per Share Information

Net assets per share	¥290.77
Net income per share	9.29

VI. Important Subsequent Events

On April 27, 2012, Nippon Steel Corporation and Sumitomo Metal Industries, Ltd., reached a final agreement to integrate their businesses on October 1, 2012, using a two-step procedure, consisting of a share exchange followed by an absorption-type merger on the same day.

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Notes to the Non-Consolidated Financial Statements

I. Significant Accounting Policies

1. Basis and Method of Evaluation of Assets

(1)	Marketable Securities

•	Shares of subsidiaries and affiliates: Stated at cost determined by the moving-average method

•	Available-for-sale securities:

Securities with market quotations: Stated at market value as of the balance sheet date (Net unrealized gains or losses are comprehensively included in net assets, and the cost of securities sold is determined by the moving-average method.)

Securities without market quotations: Stated at cost determined by the moving-average method

(2)	Inventories

Products, semi-finished products, raw materials, and supplies (molds and rolls): Cost method based on the periodic average method (the method of reducing book value when the contribution of inventories to profitability declines)

Supplies (excluding molds and rolls): Cost method based on the first-in, first-out method (the method of reducing book value when the contribution of inventories to profitability declines)

2. Depreciation Methods for Fixed Assets

(1)	Tangible Fixed Assets (excluding lease assets)

Depreciation of tangible fixed assets is calculated using the declining-balance method.

However, the straight-line method is used for buildings acquired on or after April 1, 1998 (excluding equipment attached to pre-existing buildings).

Useful lives of tangible fixed assets are generally as follows:

Buildings and structures:	7–60 years
Machinery and equipment:	5–15 years

(2)	Intangible Fixed Assets (excluding lease assets)

Amortization of intangible fixed assets is calculated using the straight-line method.

Software products used by the Company are amortized over the projected usage periods that are of five years.

(3)	Lease Assets

Assets concerning finance leases in which ownership is not transferred to the lessee

These assets are depreciated to a residual value of zero based on the straight-line method over a useful life period corresponding to the lease contract period.

3. Accounting Basis for Reserves and Allowances

(1)	Allowance for Doubtful Accounts

To provide for potential losses on doubtful accounts, the allowance for doubtful accounts is computed based on the historical experienced default ratio for non-specific receivables as well as based on the estimated irrecoverable portion of specific doubtful receivables calculated individually.

(2)	Provision for Loss on Disaster

To provide for potential expenses and losses associated with the restoration, etc., of assets damaged owing to the Great East Japan Earthquake, this allowance is computed based on estimated expense and loss figures at the end of the fiscal year under review.

(3)	Accrued Pension and Severance Costs

To provide for employee retirement benefits, an allowance is computed based on projections of retirement benefit obligations and the pension fund assets made at the end of the fiscal year under review.

Prior service cost is being amortized by the straight-line method over periods (up to 10 years), which are

10

shorter than the average remaining years of service of the employees.

Actuarial differences arising from utilizing average estimated remaining periods of employment (up to 10 years) that are shorter than the average remaining years of service of the employees are principally amortized using the straight-line method beginning from the fiscal year following the time of occurrence.

(4)	Reserve for Repairs to Blast Furnaces

Reserves are maintained in anticipation of significant periodic overhauls and repairs to blast furnaces and hot blast stoves. Reserve amounts are determined based on historical costs for similar activities.

4. Other Significant Accounting Policies for Financial Statements

(1)	Important Assets and Liabilities in Foreign Currencies and Foreign Currency Translation

Monetary assets and liabilities of the Company denominated in foreign currencies are translated into yen at the spot rate prevailing on the closing date of accounts, and the resulting foreign exchange gains or losses are recognized as income or expenses.

(2)	Method of Hedge Accounting

The Company uses deferred hedge accounting. With respect to items meeting in-house requirements, assigning method accounting (period-by-period allocation) is applied to forward exchange contracts associated with foreign currency-denominated transactions and foreign currency monetary assets and liabilities. Special accounting measures are applied to interest swaps that meet the requirements for special accounting treatment.

(3)	Accounting for Consumption Taxes

The accounting treatment used with respect to consumption tax and local consumption taxes is the tax-excluded method.

5. Supplementary Information

For the accounting changes and corrections in errors, etc. made on and after the beginning of the fiscal year commencing on April 1, 2011, the Company has applied the following accounting standard and guidance: the “Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Statement No. 24) and the “Guidance on the Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24).

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II. Non-Consolidated Balance Sheets

1. Accumulated Depreciation of Tangible Fixed Assets ¥4,700,718 million

2. Contingent Liabilities

The Company guarantees loans from financial institutions and other sources held by other companies.

(1)	Loan Guarantee Liabilities

(Outstanding amounts)
Japan-Brazil Niobium Corporation	¥11,205 million
UNIGAL Ltda.	3,205 million
Other	1,772 million

Total	¥16,182 million

Substantial amounts are equivalent to outstanding amounts.

(2)	Reserved Guarantees of Loans

(Outstanding amounts)
Kitakyushu Ecoenergy Co., Ltd.	¥4,199 million
Other	192 million

Total	¥4,392 million

Substantial amounts are equivalent to outstanding amounts.

3. Accounts Payable and Receivable to Subsidiaries and Affiliates

Short-term loans receivable	¥73,792 million
Long-term loans receivable	— million
Short-term loans payable	403,223 million
Long-term loans payable	322,822 million

III. Non-Consolidated Statements of Income

Transactions with Subsidiaries and Affiliates

Operating transactions
Net sales	¥683,458 million
Purchases	811,531 million
Non-operating transactions
Proceeds from the transfer of assets, etc.	¥208,998 million
Expenditures from the transfer of assets, etc.	78,010 million

IV. Statements of Changes in Net Assets

Number and Type of Treasury Stocks Outstanding at the End of the Fiscal Year

Common stocks	504,084,411 shares

V. Tax-Effect Accounting

Deferred tax assets primarily arise from the exclusion from expenses of accrued bonus, pension and severance costs, and net loss carried forward.

VI. Per Share Information

Net assets per share	¥193.59
Net income per share	3.11

12

VII. Important Subsequent Events

On April 27, 2012, Nippon Steel Corporation and Sumitomo Metal Industries, Ltd., reached a final agreement to integrate their businesses on October 1, 2012, using a two-step procedure, consisting of a share exchange followed by an absorption-type merger on the same day.

13

Report of Accounting Auditor on Consolidated Financial Statements (Copy)

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditors’ Report

May 9, 2012

Mr. Shoji Muneoka

Representative Director and President

Nippon Steel Corporation

KPMG AZSA LLC

Hideki Yanagisawa (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Toshiya Mori (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Hiroshi Tawara (Seal)

Designated Limited Liability Partner

Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the related notes of Nippon Steel Corporation for the year from April 1, 2011 to March 31, 2012 in accordance with Article 444, Paragraph 4 of the Companies Act.

Management responsibility in respect of the consolidated financial statements

Management of the Company is responsible for the preparation and appropriate presentation of the consolidated financial statements, pursuant to the corporate accounting standards generally accepted in Japan. This includes development and operation of internal control as deemed necessary by the management in ensuring preparation and appropriate presentation of the consolidated financial statements that are free of material misstatements due to fraud or error.

Responsibility of Accounting Auditor

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditors. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to develop audit plan and conduct our audit according to the plan in order to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

Our audit involves the procedures to obtain audit evidence that verifies if the accurate amounts were duly disclosed in the consolidated financial statements. Audit procedures are selected and applied at our discretion, based on the risk assessment of material misstatements in the consolidated financial statements due to fraud or error. Although expressing our opinion in respect of the effectiveness of the Company’s internal control does not constitute the purpose of accounting audit, we examine the internal control in respect of the preparation and appropriate presentation of the consolidated financial statements, with the purpose to develop appropriate audit procedures depending on the situation, when we implement the risk assessment. An audit also includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe we have obtained sufficient and appropriate audit evidence that serves as the basis for expression of our opinion.

Audit opinion

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position and the results of operations of Nippon Steel Corporation and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with accounting principles generally accepted in Japan.

Emphasis of Matter

We draw attention to notes to the consolidated financial statements which describe a share exchange agreement and a merger agreement executed with Sumitomo Metal Industries, Ltd. on April 27, 2012.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Report of Accounting Auditor on Non-Consolidated Financial Statements (Copy)

[English Translation of the Auditors’ Report Originally Issued in the Japanese Language]

Independent Auditors’ Report

May 9, 2012

Mr. Shoji Muneoka

Representative Director and President

Nippon Steel Corporation

KPMG AZSA LLC

Hideki Yanagisawa (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Toshiya Mori (Seal)

Designated Limited Liability Partner

Certified Public Accountant

Hiroshi Tawara (Seal)

Designated Limited Liability Partner

Certified Public Accountant

We have audited the non-consolidated financial statements, comprising the balance sheet, the statement of income, the statement of changes in net assets and the related notes, and its supporting schedules of Nippon Steel Corporation for the 87th business year from April 1, 2011 to March 31, 2012 in accordance with Article 436, Paragraph 2, Item 1 of the Companies Act.

Management responsibility in respect of the non-consolidated financial statements and other documents

Management of the Company is responsible for the preparation and appropriate presentation of the non-consolidated financial statements and the supporting schedules, pursuant to the corporate accounting standards generally accepted in Japan. This includes development and operation of internal control as deemed necessary by the management in ensuring preparation and appropriate presentation of the non-consolidated financial statements and the supporting schedules that are free of material misstatements due to fraud or error.

Responsibility of Accounting Auditor

Our responsibility is to express an opinion on the non-consolidated financial statements and supporting schedules based on our audit as independent auditors. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to develop audit plan and conduct our audit according to the plan in order to obtain reasonable assurance about whether the non-consolidated financial statements and supporting schedules are free of material misstatement.

Our audit involves the procedures to obtain audit evidence that verifies if the accurate amounts were duly disclosed in the non-consolidated financial statements and the supporting schedules. Audit procedures are selected and applied at our discretion, based on the risk assessment of material misstatements in the non-consolidated financial statements and the supporting schedules due to fraud or error. Although expressing our opinion in respect of the effectiveness of the Company’s internal control does not constitute the purpose of accounting audit, we examine the internal control in respect of the preparation and appropriate presentation of the non-consolidated financial statements and the supporting schedules, with the purpose to develop appropriate audit procedures depending on the situation, when we implement the risk assessment. An audit also includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and supporting schedules.

We believe we have obtained sufficient and appropriate audit evidence that serves as the basis for expression of our opinion.

Audit opinion

In our opinion, the non-consolidated financial statements and supporting schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Nippon Steel Corporation for the period, for which the non-consolidated financial statements and supporting schedules were prepared, in conformity with accounting principles generally accepted in Japan.

Emphasis of Matter

We draw attention to notes to the non-consolidated financial statements which describe a share exchange agreement and a merger agreement executed with Sumitomo Metal Industries, Ltd. on April 27, 2012.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Report of Board of Corporate Auditors on Business Report and other issues, Consolidated Financial Statements and Non-Consolidated Financial Statements (Copy)

[English Translation of the Board of Corporate Auditors’ Report Originally Issued in the Japanese Language]

Audit Report

The Board of Corporate Auditors, following deliberations on the reports made by each Corporate Auditor concerning the audit of performance of duties by Directors of the Company for the 87th fiscal year from April 1, 2011 to March 31, 2012, has prepared this audit report, and hereby reports as follows:

1.	Auditing Method Used by Each Corporate Auditor and the Board of Corporate Auditors and Details Thereof

The Board of Corporate Auditors established auditing policies and auditing plans, focused as key audit points on establishment and management of systems to ensure that the Company’s business will be conducted properly, including systems to ensure that the performance of duties by the Directors will be in compliance with the laws and regulations and with the Company’s Articles of Incorporation (hereinafter referred to as the “Internal Control System”) and on promotion of the measures for Management Plan, and received reports from each Corporate Auditor regarding the progress and results of audits, as well as received reports from the Directors, other relevant personnel and the Accounting Auditor regarding the performance of their duties, and sought explanations as necessary.

In compliance with the standard concerning Corporate Auditor’s audit, which was established by the Board of Corporate Auditors, each Corporate Auditor endeavored to gather information and to create an improved environment for auditing through close communication with the Directors, employees including those working in the Internal Audit Department and other relevant personnel in accordance with the auditing policies and auditing methods. Each Corporate Auditor also attended meetings of the Board of Directors, management meetings and other meetings, received reports from the Directors, employees and other relevant personnel regarding the performance of their duties, sought explanations as necessary, inspected important documents, and examined the operations and financial position of the Company at the Head Office and Works of the Company. With respect to the resolution of the Board of Directors on the Internal Control System and establishment and management thereof based on such resolution, each Corporate Auditor received explanation from the Directors and other relevant personnel, scrutinized it and expressed opinion thereon. With respect to the internal control on financial reporting, each Corporate Auditor received report on assessment of such internal control and auditing thereof not only from the Directors and other relevant personnel of the Company, but also from KPMG AZSA LLC, and sought explanations as necessary. As for the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company as described in the Business Report, each Corporate Auditor examined its contents based on discussions at the meetings of Board of Directors and other relevant meetings. As for the subsidiaries of the Company, each Corporate Auditor endeavored to keep communication and shared information with the Directors and Corporate Auditors and other related personnel of the subsidiaries, and received reports from the subsidiaries regarding their businesses and sought explanations as necessary.

Based on the foregoing method, we examined the Business Report and the supplementary schedules for this fiscal year.

Furthermore, the Corporate Auditors confirmed whether the Accounting Auditor maintained its independence and implemented appropriate audits, as well as received reports from the Accounting Auditor regarding the performance of its duties and sought explanations as necessary. The Corporate Auditors also received notification from the Accounting Auditor that system for ensuring appropriate execution of the duties of the Accounting Auditor has been prepared and sought explanations as necessary.

Based on the foregoing method, the Corporate Auditors reviewed the non-consolidated financial statements for this fiscal year (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and the related notes) and supplementary schedules thereto as well as the consolidated financial statements for this fiscal year (consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets and the related notes).

2.	Audit Results

(1)	Audit Results on the Business Report, etc.

A.	In our opinion, the Business Report and the supplementary schedules fairly represent the Company’s condition in conformity with the applicable laws and regulations of Japan as well as the Articles of Incorporation of the Company.

B.	We have found no evidence of misconduct or material facts in violation of the applicable laws and regulations, nor of any violation with respect to the Articles of Incorporation of the Company, related to performance of duties by the Directors.

C.	In our opinion, the content of the resolutions of the Board of Directors regarding the Internal Control System is appropriate, and continuous improvement has been made to establishment and management of the Internal Control System. In addition, we received reports from the Directors of the Company as well as KPMG AZSA LLC stating that the internal control on financial reporting is effective.

D.	We have found no matters on which to remark in regard to the Basic Policy on the Composition of Persons to Control Decision-Making over the Financial and Business Policies of the Company as described in the Business Report. In our opinion, the Measures to Prevent Decisions on the Financial and Business Policies of the Company from Being Controlled by Those Deemed Inappropriate in Light of the Basic Policy as described in the Business Report are in accordance with such Basic Policy, not to impair common interest of the shareholders of the Company or intended to protect position of current management of the Company.

(2)	Results of Audit of the Non-Consolidated Financial Statements and Supplementary Schedules

In our opinion, the method and the results of the audit used and conducted by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

(3)	Results of Audit of the Consolidated Financial Statements

In our opinion, the method and the results of the audit used and conducted by KPMG AZSA LLC, the Accounting Auditor, are appropriate.

May 11, 2012

The Board of Corporate Auditors of Nippon Steel Corporation

Senior Corporate Auditor	Junji Ohta (Seal)
Corporate Auditor	Toshihide Tanabe (Seal)
Corporate Auditor	Katsunari Yoshida (Seal)
Corporate Auditor (Outside Auditor)	Shigemitsu Miki (Seal)
Corporate Auditor (Outside Auditor)	Shigeo Kifuji (Seal)
Corporate Auditor (Outside Auditor)	Takao Kusakari (Seal)
Corporate Auditor (Outside Auditor)	Yuichiro Anzai (Seal)